EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of August 15, 2022 by and among SALONA GLOBAL MEDICAL DEVICE CORPORATION, a corporation incorporated under the laws of the Province of British Columbia ("Parent"), INSPIRA FINANCIAL COMPANY, a Washington corporation and a wholly owned subsidiary of Parent ("Inspira"), DAMAR ACQUISITION COMPANY, a Delaware corporation and wholly-owned subsidiary of Inspira ("Purchaser", and together with Parent and Inspira, the "Purchaser Parties"), DAMAR PLASTICS MANUFACTURING, INC., a California corporation (the "Company"), and WILLIAM P. DICKINSON AND ELIZABETH H. DICKINSON (collectively, "Seller", and together with the Company, the "Seller Parties").  The Purchaser Parties and the Seller Parties are sometimes each respectively referred to herein as a "Party" and sometimes collectively referred to herein as the "Parties".  Capitalized terms used, but not otherwise defined, herein shall have the meanings set forth in Article 11.

RECITALS:

A. The Company is engaged in providing custom injection molding, blow molding and mold manufacturing services (the "Business").  Company is exiting blow molding as it moves into the medical products markets.

B. Seller owns, beneficially and of record, all of the issued and outstanding shares of capital stock of the Company (collectively, the "Company Shares") currently titled as William P. Dickinson and Elizabeth H. Dickinson, Trustees of the Dickinson Family Trust UDT September 29, 1995; and

C. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the Company Shares on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, intending to be legally bound, the Parties agree as follows:

ARTICLE 1.
RECITALS, PURCHASE AND SALE OF THE COMPANY SHARES

1.1 Recitals. The above stated Recitals are true and correct and are incorporated by reference into this Agreement.

1.2 Purchase of the Company Shares. Upon the terms and subject to the conditions set forth in this Agreement, Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, all of Seller's right, title, and interest in and to the Company Shares, free and clear of all Liens except Permitted Liens, in exchange for the Aggregate Purchase Price (as defined below).

1.3 Aggregate Purchase Price. Subject to the adjustments set forth in this Article 1, the "Aggregate Purchase Price" for the Company Shares shall be equal to the sum of the Closing Consideration and the Earnout Amount, calculated as follows:

(a) Closing Consideration.  The consideration payable at Closing shall be equal to the following ("Closing Consideration"):

(i) the sum of Three Million Dollars ($3,000,000) (the "Closing Cash") as adjusted pursuant to Section 1.4(a)(iii) (collectively, the "Closing Date Payment"); and

(ii) 1,576,609 shares of Purchaser Stock (based on the 90-day VWAP as of June 15, 2022, a one-for-one conversion ratio of Purchaser Stock for Parent Special Stock, and a one-for-one conversion ratio of Parent Special Stock for Parent Stock (the "Closing Stock Consideration"); and

(b) Earnout Amount.  The Earnout Period shall be defined as the twelve (12) month period following March 1, 2023, expiring on February 29, 2024.  Within thirty (30) days after the Earnout Period, Purchaser shall deliver to Seller a written statement setting forth the calculation of the EBITDA for the Earnout Period and the resulting calculation of the Earnout Amount (the "Earnout Statement").  The earnout consideration shall be an amount equal to 1.75 times EBITDA (the "Earnout Amount") of which:

(i) an amount equal to one (1) times EBITDA shall be payable in cash which shall not exceed $5.5 million (the "Earnout Cash Consideration"); and

(ii) the remainder of .75 times EBITDA shall be payable by delivery of shares of Purchaser Stock equal to the quotient obtained by dividing (x) seventy-five percent (75%) of EBITDA, by (y) the 90-Day VWAP as of the last day of the Earnout Period, subject to Section 1.3(c) (the "Earnout Stock Consideration") based on the foreign exchange rate of the Bank of Canada as of such date, up to a maximum of five million (5,000,000) shares of Purchaser Stock.  Subject to Section 1.7, Purchaser shall pay any Earnout Amount due to Seller within thirty (30) days after delivery of the Earnout Statement to Seller.

(c) Parent Special Stock and Parent Common Stock.  Notwithstanding anything contained herein to the contrary, any shares of Purchaser Stock due and payable to Seller in accordance with Section 1.3(b) may be satisfied by Purchaser causing to be delivered to Seller in lieu thereof, in an amount equal to and due to Seller pursuant to Section 1.3(b)(ii) above, the same number of shares of Parent Special Stock.  Each share of Parent Special Stock shall be convertible into one (1) share of Parent Common Stock (as adjusted for stock splits, stock combinations, recapitalizations and similar events) upon the terms and subject to the conditions set forth in that certain Contribution and Exchange Agreement between each Seller and Parent executed at or prior to the Closing in the form attached hereto as Exhibit A hereto (the "Contribution and Exchange Agreement"). Parent shall not be obligated to issue fractional shares of Parent Special Stock or Parent Common Stock to Seller.  If Seller would otherwise be entitled to receive a fractional share, Seller shall instead receive the next lower whole number of shares of Parent Special Stock or Parent Common Stock to which Seller would otherwise be entitled under this Article 1.

1.4 Closing Estimates; Adjustments.

(a) Closing Estimates. At least three (3) days prior to the Closing, the Company shall deliver to Purchaser an estimated balance sheet of the Company as of the Closing Date, prepared in accordance with GAAP, along with calculations of:

(i) the estimated Working Capital as of the Closing (the "Estimated Working Capital"), which, subject to Indebtedness and the Working Capital Target, shall be calculated to exclude: (A) $925,000 in cash; (B) Closing Working Capital in excess of the Working Capital Target; and (C) security deposit of $27,094, which sums shall be retained by and belong to Seller as Seller's property and which shall not be conveyed as part of any consideration for this transaction;

(ii) the estimated Cash of the Company as of the Closing Date (the "Estimated Closing Cash"); and

(iii) the estimated Indebtedness of the Company as of the Closing Date (the "Estimated Indebtedness"), including Transaction Expenses.

(b) Adjustments to Closing Date Payment.  At the Closing, the Closing Date Payment shall be an amount of cash equal to: (i) the Closing Cash; (ii) plus or minus the amount, if any, that Estimated Closing Cash is more or less than $135,000.00, as applicable; (iii) plus or minus the amount, if any, that the Estimated Working Capital is more or less than the Working Capital Target, as applicable; and (iv) minus the amount that the Estimated Indebtedness exceeds the Permitted Indebtedness.

1.5 Working Capital and Other Post-Closing Adjustments.

(a) Closing Statement. Within ninety (90) days after the Closing Date, Purchaser shall cause the Company to prepare and deliver to Seller a closing statement which includes the following information of the Company as of the Closing Date (the "Closing Statement"): the balance sheet calculated in accordance with GAAP (the "Closing Balance Sheet"), Working Capital, cash, and Indebtedness, inclusive of any and all working papers, data and analysis used by Purchaser in the preparation of same.

(b) Objections to Closing Statement.

(i) If Seller objects to all or part of the Closing Statement as delivered by Purchaser, Seller must deliver to Purchaser written notice of such objection(s) (the "Seller Objection Notice") not more than thirty (30) days after receipt of the Closing Statement from Purchaser.  Purchaser shall and shall cause the Company to provide to Seller, during normal business hours and upon reasonable advance notice, full access to the books and records of the Company, the personnel of, and work papers prepared by, Purchaser and/or its Representatives to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Purchaser's possession) relating to the Closing Statement as Seller may request for the purpose of reviewing the Closing Statement and to prepare a Seller Objection Notice.  If Seller does not deliver the Seller Objection Notice to Purchaser within such 30-day period, Seller shall be deemed to have accepted the Closing Statement and the Closing Balance Sheet delivered by Purchaser.  If Seller delivers the Seller Objection Notice to Purchaser within such 30-day period, Purchaser and Seller shall use reasonable efforts to resolve all objections set forth in the Seller Objection Notice.  If Purchaser and Seller do not reach a final resolution of all such objections within thirty (30) days after delivery of the Seller Objection Notice, Purchaser and Seller shall submit all unresolved objections to the Independent Accountant for resolution (the "Unresolved Objections"). Any documents submitted by Purchaser or Seller to the Independent Accountant, either unilaterally or at the Independent Accountant's request, shall be simultaneously submitted to either Seller or Purchaser, as applicable.  No Party shall have any ex parte communications with the Independent Accountant without the prior written consent of the other Party. The Independent Accountant shall make a determination in writing resolving the Unresolved Objections submitted to the Independent Accountant as soon as practicable within thirty (30) days after its engagement (or such other time as Purchaser and Seller shall agree in writing), and Purchaser and Seller shall use commercially reasonable efforts to cause the Independent Accountant to render a decision within such 30-day period. The determination of the Independent Accountant shall be set forth in writing and absent fraud or manifest error, shall be conclusive and binding upon Purchaser and Seller.  The Closing Statement and the Closing Balance Sheet shall be revised by Purchaser as appropriate to reflect the resolution of any such objections among Purchaser and Seller or by the Independent Accountant in accordance with this Section 1.5.

(ii) In resolving any Unresolved Objections, the Independent Accountant:  (A) shall be bound by the provisions of this Section 1.5 and the definitions set forth in this Agreement; (B) may not assign a value to any Unresolved Objection greater than the highest value claimed for such Unresolved Objection or less than the lowest value claimed for such Unresolved Objection by either Purchaser or Seller; (C) shall restrict its decision to the Unresolved Objections; and (D) may review only the written presentations of Purchaser and Seller in resolving any Unresolved Objection and not by independent review.  In making its determination, the Independent Accountant shall act as expert and not arbitrator.

(iii) In the event Purchaser or Seller submits any Unresolved Objection to the Closing Statement to the Independent Accountant for resolution as provided in this Section 1.5, Purchaser and Seller shall share responsibility for the fees and expenses of the Independent Accountant as follows:

(A) If the Independent Accountant resolves all of the Unresolved Objections in favor of Seller, Purchaser shall be responsible for all of the fees and expenses of the Independent Accountant;

(B) If the Independent Accountant resolves all of the Unresolved Objections in favor of Purchaser, Seller shall be responsible for all of the fees and expenses of the Independent Accountant; and

(C) If the Independent Accountant resolves some of the Unresolved Objections in favor of Seller and the rest of the Unresolved Objections in favor of Purchaser, Seller shall be responsible for a proportionate amount of the fees and expenses of the Independent Accountant based on the dollar amount of the Unresolved Objections resolved against Seller compared to the total dollar amount of all Unresolved Objections submitted to the Independent Accountant, and Purchaser shall be responsible for a proportionate amount of the fees and expenses of the Independent Accountant based on the dollar amount of the Unresolved Objections resolved against Purchaser compared to the total dollar amount of all Unresolved Objections submitted to the Independent Accountant.

(c) Closing Working Capital. Upon the final determination of Working Capital as of the Closing pursuant to this Section 1.5 (the "Closing Working Capital"), the Closing Consideration shall then be adjusted as follows ("Closing Working Capital Adjustment"):  (i) if the Closing Working Capital is less than the Estimated Working Capital, Seller shall be obligated to pay an amount equal to such difference to Purchaser; or (ii) if the Closing Working Capital is greater than the Estimated Working Capital, Purchaser shall be obligated to pay an amount equal to such difference to Seller.

(d) Indebtedness. Upon the final determination of the Indebtedness pursuant to this Section 1.5 (the "Final Indebtedness"), the Closing Consideration shall then be adjusted as follows (with any adjustment to the Closing Consideration pursuant to this Section 1.5(d) the "Closing Indebtedness Adjustment"):  if the Final Indebtedness exceed the Permitted Indebtedness, Seller shall be obligated to pay an amount equal to such difference to Purchaser.

(e) Aggregate Adjustment Payment. The "Aggregate Adjustment Payment" means an amount equal to the Closing Date Payment: (i) plus or minus, as applicable, the Closing Working Capital Adjustment; (ii) plus or minus, as applicable, the Closing Cash Adjustment; (iii) plus or minus, as applicable, the Closing Indebtedness Adjustment; and (iv) plus or minus, as applicable, the Closing Indebtedness Adjustment.

(i) If the Aggregate Adjustment Payment exceeds the Closing Date Payment (the "Upward Adjustment Amount"), then promptly (but in any event within five (5) Business Days after the Closing Statement is finally determined pursuant to this Section 1.5), Purchaser shall pay Seller the Upward Adjustment Amount.

(ii) If the Closing Date Payment exceeds the Aggregate Adjustment Payment (the "Downward Adjustment Amount"), then promptly (but in any event within five (5) Business Days after the Closing Statement is finally determined pursuant to this Section 1.5), Seller shall pay to Purchaser the Downward Adjustment Amount.

(f) Payments Timing. Any amounts payable under Section 1.5 shall be paid by wire transfer of immediately available funds within five (5) Business Days after the date on which the Closing Statement is finally determined pursuant to this Section 1.5.

(g) Adjustment of Consideration for Tax Purposes. Any amounts payable pursuant to this Section 1.5 shall be treated by the Parties as adjustments to the Consideration for all federal, state, provincial, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly, except as otherwise required by a change in applicable Law or a final determination by the appropriate Taxing Authority or Court, which causes such payment not to be treated as an adjustment to the Consideration for Tax purposes.

1.6 Sixty Day Working Capital Review.  Within ninety (90) days of the Closing Date, but not less than sixty (60) days of the Closing Date, Purchaser shall cause the Company to prepare and deliver to Seller a written statement regarding the Working Capital of the Company calculated as of the date which is sixty (60) days from the Closing Date (the "60-Day Statement"), inclusive of any and all working papers, data and analysis used by Purchases in the preparation of same.

(a) To the extent the Working Capital for the 60-Day Period covered by the 60-Day Statement exceeds the Accounts Receivable Reserve, Seller shall be obligated to pay such amount to Purchaser within forty-five (45) days after the end of the Review Period.  On and after the Closing Date, Purchaser shall have the right and authority to endorse without recourse the name of Seller on any check or other evidence of Indebtedness received by Purchaser as payment for any accounts receivable of the Company.

(b) Objections. If Seller objects to all or part of the 60-Day Statement as delivered by Purchaser, Seller must deliver to Purchaser written notice of such objection(s) (the "60-Day Seller Objection Notice") not more than five (5) days after receipt of the 60-Day Statement from Purchaser. Purchaser shall, and shall cause the Company to provide to Seller, during normal business hours and upon reasonable advance notice, full access to the books and records of the Company, the personnel of, and work papers prepared by Purchaser and/or its accountants or other Representatives to the extent that they relate to the 60-Day Statement and to such historical financial information (to the extent in Purchaser's possession) relating to the 60-Day Statement as Seller may request for the purpose of reviewing the 60-Day Statement and to prepare a 60-Day Seller Objection Notice.  If Seller does not deliver the 60-Day Seller Objection Notice to Purchaser within such 5-day period, Seller shall be deemed to have accepted the 60-Day Statement delivered by Purchaser. If Seller delivers the 60-Day Seller Objection Notice to Purchaser within such 5-day period, Purchaser and Seller shall use reasonable efforts to resolve all objections set forth in the 60-Day Seller Objection Notice. If Purchaser and Seller do not reach a final resolution of all such objections within ten (10) days after delivery of the 60-Day Seller Objection Notice, Purchaser and Seller shall submit all unresolved objections to the Independent Accountant for resolution (the "Unresolved 60-Day Objections"). Any documents submitted by Purchaser or Seller to the Independent Accountant, either unilaterally or at the Independent Accountant's request, shall be simultaneously submitted to either Seller or Purchaser, as applicable. No Party shall have any ex parte communications with the Independent Accountant without the prior written consent of the other Party.  The Independent Accountant shall make a determination in writing resolving the 60-Day Unresolved Objections submitted to the Independent Accountant as soon as practicable within thirty (30) days after its engagement (or such other time as Purchaser and Seller shall agree in writing) and Purchaser and Seller shall use commercially reasonable efforts to cause the Independent Accountant to render a decision within such 30-day period. The determination of the Independent Accountant shall be set forth in writing and absent fraud or manifest error, shall be conclusive and binding upon Purchaser and Seller.  The 60-Day Statement shall be revised by Purchaser as appropriate to reflect the resolution of any such objections among Purchaser and Seller or by the Independent Accountant in accordance with this Section 1.6(b).

(c) Independent Accounting Limitations. In resolving any 60-Day Unresolved Objections, the Independent Accountant: (i) shall be bound by the provisions of this Section 1.6(c), the definitions set forth in this Agreement and GAAP; (ii) may not assign a value to any 60-Day Unresolved Objection greater than the highest value claimed for such 60-Day Unresolved Objection or less than the lowest value claimed for such 60-Day Unresolved Objection by either Purchaser or Seller; (iii) shall restrict its decision to the 60-Day Unresolved Objections; and (iv) may review only the written presentations of Purchaser and Seller in resolving any 60-Day Unresolved Objection and not by independent review.  In making its determination, the Independent Accountant shall act as expert and not arbitrator.

(d) Independent Accountant Fees. In the event Purchaser or Seller submits any 60-Day Year Unresolved Objection to the 60-Day Statement to the Independent Accountant for resolution as provided in this Section 1.6(d), Purchaser and Seller shall share responsibility for the fees and expenses of the Independent Accountant as follows:

(i) If the Independent Accountant resolves all of the 60-Day Unresolved Objections in favor of Seller, Purchaser shall be responsible for all of the fees and expenses of the Independent Accountant;

(ii) If the Independent Accountant resolves all of the 60-Day Unresolved Objections in favor of Purchaser, Seller shall be responsible for all of the fees and expenses of the Independent Accountant; and

(iii) If the Independent Accountant resolves some of the 60-Day Unresolved Objections in favor of Seller and the rest of the 60-Day Unresolved Objections in favor of Purchaser, Seller shall be responsible for a proportionate amount of the fees and expenses of the Independent Accountant based on the dollar amount of the 60-Day Unresolved Objections resolved against Seller compared to the total dollar amount of all 60-Day Unresolved Objections submitted to the Independent Accountant, and Purchaser shall be responsible for a proportionate amount of the fees and expenses of the Independent Accountant based on the dollar amount of the 60-Day Unresolved Objections resolved against Purchaser compared to the total dollar amount of all 60-Day Unresolved Objections submitted to the Independent Accountant.

1.7 Earnout Matters.

(a) Dispute Notice. The calculation of the Earnout Amount shall be as set forth in Section 1.3(b) above.  Seller shall have five (5) days following receipt from Purchaser of the Earnout Statement to review the calculations set forth therein and to notify Purchaser in writing if Seller disputes such calculations (the "Earnout Dispute Notice"), specifying the reasons therefor in reasonable detail.

(b) Dispute Resolution. In the event that Seller shall timely deliver the Earnout Dispute Notice to Purchaser, Seller and Purchaser shall cooperate in good faith to resolve such dispute as promptly as practicable and, upon such resolution, any adjustments to the calculations in the Earnout Statement shall be made in accordance with the agreement of Seller and Purchaser.  Purchaser shall, and shall cause the Company to provide Seller, during normal business hours and upon reasonable advance notice, full access to the books and records of the Company, the personnel of, and work papers prepared by, Purchaser and/or its Representatives to the extent that they relate to the Earnout Statement and to such historical financial information (to the extent in Purchaser's possession) relating to the Earnout Statement as Seller may reasonably request for the purpose of reviewing the Earnout Statement and to prepare a Earnout Dispute Notice. If Seller and Purchaser are unable to resolve any such dispute within five (5) days (or such longer period as Seller and Purchaser shall mutually agree in writing) of Seller's delivery of the Earnout Dispute Notice, such unresolved disputes (the "Unresolved Disputes") shall be resolved by the Independent Accountant, and such determination shall be final and binding on the Parties absent fraud or manifest error. Any documents submitted by Purchaser or Seller to the Independent Accountant, either unilaterally or at the Independent Accountant's request, shall be simultaneously submitted to either Seller or Purchaser, as applicable.  No Party shall have any ex parte communications with the Independent Accountant without the prior written consent of the other Party. The Independent Accounting shall make a determination in writing resolving the Unresolved Disputes submitted to the Independent Accountant as soon as practicable within forty-five (45) days after its engagement (or such other time as Purchaser and Seller shall agree in writing) and Purchaser and Seller shall use commercially reasonable efforts to cause the Independent Accounting to render a decision within such 45-day period. In making its determination, the Independent Accountant shall act as expert and not arbitrator. In resolving any Unresolved Disputes, the Independent Accountant shall: (i) consider only those Unresolved Disputes and amounts that are identified in the Earnout Dispute Notice; (ii) shall resolve any Unresolved Dispute based solely on the applicable definitions and other terms in this Agreement and the presentations by Purchaser and Seller, and not by independent review; and (iii) may not assign a value to any Unresolved Dispute greater than the highest value, or less than the lowest value, claimed for such Unresolved Dispute by either Seller or Purchaser.

(c) Independent Accountant Fees. In the event Purchaser or Seller submits any Unresolved Dispute to the Earnout Statement to the Independent Accountant for resolution as provided in this Section 1.6, Purchaser and Seller shall share responsibility for the fees and expenses of the Independent Accountant as follows:

(i) If the Independent Accountant resolves all of the Unresolved Disputes in favor of Seller, Purchaser shall be responsible for all of the fees and expenses of the Independent Accountant;

(ii) If the Independent Accountant resolves all of the Unresolved Disputes in favor of Purchaser, Seller shall be responsible for all of the fees and expenses of the Independent Accountant; and

(iii) If the Independent Accountant resolves some of the Unresolved Disputes in favor of Seller and the rest of the Unresolved Disputes in favor of Purchaser, Seller shall be responsible for a proportionate amount of the fees and expenses of the Independent Accountant based on the dollar amount of the Unresolved Disputes resolved against Seller compared to the total dollar amount of all Unresolved Disputes submitted to the Independent Accountant and Purchaser shall be responsible for a proportionate amount of the fees and expenses of the Independent Accountant based on the dollar amount of the Unresolved Disputes resolved against Purchaser compared to the total dollar amount of all Unresolved Disputes submitted to the Independent Accountant.

(d) Final Earnout Amount. The "Final Earnout Amount" shall mean: (i) if no Earnout Dispute Notice has been timely delivered by Seller with respect to an Earnout Statement, then the Earnout Amount originally submitted by Purchaser in the Earnout Statement; or (ii) if the Earnout Dispute Notice has been timely delivered by Seller, then as adjusted pursuant to the resolution of such dispute in accordance with this Section 1.7.  Purchaser shall, within three (3) Business Days after the determination of the Final Earnout Amount pursuant to this Section 1.7, if any, pay to Seller the Final Earnout Amount in accordance with Section 1.3(b).

(e) Post-Closing Operations. During the period commencing on the Closing Date and ending on the last day of the Earnout Period, subject to the other terms of this Agreement and the other Transaction Documents, Purchaser use commercially reasonable efforts to operate the Company and the Business to both retain its present post-Close value as well as to maximize its long-term value.  Purchaser shall have sole discretion to all matters relating to the operation of the Company and the Business and while Purchaser shall have no obligation to operate the Company and the Business in order to achieve any estimated Earnout Amount,  Purchaser shall be subject to the terms, limitations and restrictions set forth in this Section 1.7 or elsewhere in the Agreement and shall operate the Company and the Business in good faith in a commercially reasonable matter at all times and shall not take any actions in bad faith that would have the purpose of eliminating or reducing the amounts payable pursuant to Section 1.3; provided, further, that notwithstanding anything contained herein to the contrary, during the period prior to Seller's selection of the Earnout Period:

(i) Purchaser will not impute general corporate expenses nor outside operating expenses of the Parent or Inspira to the Company; provided, however, that the Company must provide accounting and financial information consistent with the obligations of Parent as a public company which information shall be subject to independent audit, and, if the Company is unable to provide such information, Purchaser will invoice the Company for the cost of obtaining the information.

(ii) Purchaser will cause the Company to maintain the current level of salary and benefits to its employees (not including Seller) and will incur ordinary course expenses consistent with past operations.

(iii) Seller will not cause the Company to increase Seller's compensation or make bonus payments to Seller in connection with Seller's employment without the prior written consent of Purchaser or as mutually agreed upon by the Parties set forth in the Employment Agreements set forth in Exhibits B-1 and B-2 attached hereto.

(iv) Purchaser will not cause the Company to terminate the employment with the Company of Seller other than pursuant to the Employment Agreement for "cause".

(f) Adjustment to Consideration for Tax Purposes. Any amounts payable pursuant to this Section 1.7 shall be treated by the Parties as adjustments to the Consideration for all federal, state, provincial, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly, except as otherwise required by a change in applicable Law, or a final determination by the appropriate Taxing Authority or Court, which causes such payment not to be treated as an adjustment to the Consideration for Tax purposes.

ARTICLE 2.
CLOSING

2.1 Closing. Unless this Agreement shall have been terminated and the Transaction shall have been abandoned pursuant to Article 9 and subject to the satisfaction or waiver of the conditions set forth in Article 5, the closing of the Transaction (the "Closing") will take place as promptly as practicable (and in any event within two (2) Business Days) after satisfaction or waiver of the conditions set forth in Article 5, by electronic or other remote exchange of all executed documents and other closing deliverables, unless another date is otherwise agreed to in writing by the Parties.  The date of such Closing is referred to herein as the "Closing Date" and the effective time of such Closing for accounting purposes shall be 12:01 a.m. ET on such date.

2.2 Closing Deliveries of Seller. Upon the terms and subject to the conditions contained herein, at the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

(a) Certificates representing all of the Company Shares, duly endorsed or accompanied by duly executed stock powers;

(b) the Contribution and Exchange Agreement in the form attached here as Exhibit A duly executed by Seller;

(c) the Employment Agreement(s) in the form attached hereto as Exhibits B-1 and B-2 duly executed by the Company and each of the persons listed on Schedule 2.2(c);

(d) The Restrictive Covenant Agreements in the form attached hereto as Exhibit C duly executed by the Company and each of the persons listed on Schedule 2.2(c);

(e) a general release in the form attached hereto as Exhibit D duly executed and delivered by Seller (the "Seller Release");

(f) an Assignment and Assumption of Industrial Building Lease in the form attached here as Exhibit E;

(g) a certificate executed by the Secretary of the Company as of the Closing Date certifying that attached thereto are: (i) a true, complete and correct copy of the Organizational Documents of the Company, as in effect on the Closing Date; (ii) true, complete and correct copies of resolutions of the sole shareholder and Board of Director of the Company authorizing the execution, delivery and performance of the Transaction Documents and the Transactions, which resolutions have not been modified, rescinded or revoked; and (iii) a certificate issued by the California Division of Corporations and each other jurisdiction in which the Company is qualified to do business, certifying as of a date no more than thirty (30) Business Days prior to the Closing Date that the Company is in good standing under the Laws of such jurisdiction;

(h) resignations of any individuals affiliated with the Company as specified by Purchaser;

(i) IRS Form W-9 duly executed by Seller; and

(j) such other documents, certificates, instruments or writings reasonably requested by Purchaser or its counsel in order to effectuate the Transactions contemplated hereby including the other Transaction Documents.

2.3 Closing Deliveries of Purchaser Parties. Upon the terms and subject to the conditions contained herein, at the Closing, the Purchaser Parties shall deliver or cause to be delivered to Seller:

(a) The Transaction Expenses directly to the Persons and in the amounts and to the wire instructions set forth opposite their respective names on Schedule 2.3(b), as amended as of the Closing Date;

(b) the Closing Cash Payment, by wire transfer of immediately available funds in accordance with the Seller Wire Instructions attached hereto as Annex 1;

(c) stock certificates representing the Closing Stock Consideration, as adjusted for any stock split, combination, reclassification or amendment to the terms of the shares of Purchaser Stock, Parent Special Stock or Parent Common Stock occurring between the date hereof and the Closing;

(d) the Contribution and Exchange Agreement executed by the Parent;

(e) the Employment Agreements duly executed by the Company;

(f) the Restrictive Covenant Agreements executed by the Company;

(g) a certificate executed by the Secretary of Purchaser as of the Closing Date certifying that attached thereto are: (i) a true, complete and correct copy of the Organizational Documents of Purchaser, as in effect on the Closing Date; (ii) true, complete and correct copies of resolutions of the directors and the sole shareholder of Purchaser authorizing the execution, delivery and performance of the Transaction Documents and the Transaction, which resolutions have not been modified, rescinded or revoked; and (iii) a certificate issued by the Secretary of State of the State of Delaware certifying as of a date no more than thirty (30) Business Days prior to the Closing Date that Purchaser is in good standing under the Laws of such jurisdiction; and

(h) such other documents, certificates, instruments or writings reasonably requested by Seller in order to effectuate the Transactions contemplated hereby including the other Transaction Documents.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated by this Agreement, the Company and Seller, jointly and severally, represent, warrant and covenant to Purchaser as hereafter set forth in this Article 3, and acknowledge that the  Purchaser is relying upon such representations, warranties and covenants contained in this Article 3 as being true and correct, except as set forth in the schedules accompanying this Agreement (each a "Schedule" and, collectively, the "Disclosure Schedules"), (it being understood that each and every statement in this Article 3 is qualified by the matters set forth in the Disclosure Schedules which have been organized by individual Schedules to correspond with the sections set forth in this Article 3 and any fact or circumstance disclosed with respect to a particular Schedule of the Disclosure Schedules shall likewise be deemed to be a disclosure with respect to another Schedule of the Disclosure Schedules if the relevance to such other Schedule of the facts and circumstances disclosed is reasonably apparent on the face of such disclosure).

3.1 Organization, Qualification and Power.  The Company is a corporation duly formed, validly existing and in good standing under the Laws of the State of California and is duly qualified to do business as a foreign corporation under the Laws of each jurisdiction in which either the ownership or use of its assets, or the operation of its business as currently conducted, makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.  Schedule 3.1 sets forth each jurisdiction in which the Company is qualified to do business.  The Company has all necessary corporate power and authority to carry on its business as it is currently conducted, to own and use assets they now owned, operated or leased by it, and to fully perform all of its obligations under any contracts by which it is bound.  The Company has delivered to Purchaser true, correct and complete copies of the Company's Organizational Documents.  The Company is not in default under or in violation of any provision of its Organizational Documents, in each case as amended, or any resolution adopted by its shareholders or directors.

3.2 Company's Capitalization and Ownership.  The authorized capital stock of the Company consists of  One Thousand (1,000) shares of Common Stock, of which Five Hundred (500) shares have been issued and are outstanding as of the date of this Agreement and are owned as set forth on Schedule 3.2.  The Company Shares represent all of the issued and outstanding capital stock of the Company.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other agreements or commitments that could require the issuance or sale of or otherwise cause to become outstanding, any of the ownership, equity or capital stock of the Company which are unissued or which are issued but not outstanding and there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.  There are no voting trusts, proxies or other agreements or arrangements with respect to the voting of the ownership, equity or capital stock of the Company.  The Company has no subsidiaries and does not own any equity interest in any other Person.  Seller owns and has, and at the Closing shall transfer to Purchaser, good and valid title to, and all right and interest in, the Company Shares, and as of Closing the Company Shares shall be free and clear of all Liens (other than Permitted Liens) and restrictions (other than any restrictions under the Securities Act and state securities Laws).

3.3 Authority and Enforceability.  The Company has all necessary corporate power and authority to execute, deliver and perform this Agreement and each Transaction Document to which it is a party, and the execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Purchaser) constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms subject to the Enforceability Exceptions.

3.4 No Violation; Consents.  None of the execution, delivery and performance of this Agreement or any Transaction Document, compliance with any of the provisions hereof or thereof or the consummation of the Transaction, by the Company or Seller will: (i) result in any violation or breach of any provision of the Organizational Documents of the Company; (ii) except as set forth in Schedule 3.4, require the consent or notice to any Person under, result in a violation or breach of, or constitute a default under (including any such conflict, violation, breach or default resulting from the failure to make or obtain any required notification, consent, waiver or approval under), or result in the acceleration of, or create in any party the right to accelerate, terminate or cancel, or give rise to a right of payment, prepayment or reimbursement, or termination, cancellation, modification or acceleration under, or to additional accelerated or guaranteed rights or entitlements of any Person, under any agreement of which the Company or Seller are a party to or to which any of their respective properties and assets are subject (including any Material Contract, in each case whether with or without notice, lapse of time or both; (iii) result in a violation or breach of any Law or Order applicable to the Company or Seller, or to any of the Company's assets or the Business; or (iv) result in an imposition of any Lien on any of the assets of the Company or the Company Shares, except in the cases of clauses (ii) and (iii) where the violation, breach, default or acceleration would not have a Material Adverse Effect.  No consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the Transaction Documents and the consummation of the Transaction contemplated hereby and thereby except for as set forth on Schedule 3.4.

3.5 Financial Information.

(a) Schedule 3.5(a) contains correct, accurate and complete copies of the unaudited balance sheets and statements of income of the Company as of and for the years ended December 31, 2020 and 2021 (the "Annual Financial Statements"), and unaudited balance sheet and statement of income as of and for the six (6) months ended June 30, 2022 (the "Most Recent Financial Statement" and, together with the Annual Financial Statements, each, a "Financial Statement" and, collectively, the "Financial Statements").

(b) Each Financial Statement: (i) has been prepared based on, and in accordance with, the books of account and related records of the Company; (ii) has been prepared in compliance with GAAP, except as set forth therein or on Schedule 3.5(b), applied on a basis for the periods covered consistent with the Company's historical methods, policies, principles, methodologies and rules; and (iii) fairly presents in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of operations of the Company for the periods indicated, all in accordance with GAAP.  The books of account and related records of the Company correctly, accurately and completely reflect all of its assets, Liabilities and transactions in compliance with GAAP, applied on a consistent basis throughout the periods covered.  The Company maintains proper and adequate internal accounting controls which provide assurance that: (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the Financial Statements and to maintain accountability of assets; (iii) access to the Company's assets is permitted only in accordance with management's authorization; (iv) the reporting of the Company's assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and Inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The balance sheet of the Company as of December 31, 2021 is referred to herein as the "Balance Sheet" and the date thereof as the "Balance Sheet Date" and the balance sheet of the Company as of May 31, 2022 is referred to herein as the "Interim Balance Sheet" and the date thereof as the "Interim Balance Sheet Date".

(c) Schedule 3.5(c) sets forth all outstanding Indebtedness of the Company, and all Liens on any assets of the Company securing such Indebtedness. Except as disclosed on Schedule 3.5(c), as of, and after giving effect to, the Closing, the Company will have no Indebtedness.  Notwithstanding the foregoing, the Company shall have obtained the written consent, in form and substance satisfactory to Purchaser, of each of the Company's lenders set forth on Schedule 3.5(c).  If Seller has guaranteed any Company Indebtedness, Seller agrees to remain a guarantor of such Indebtedness following the Closing.

(d) The accounts receivable of the Company reflected on the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date represent or will represent valid obligations arising from transactions actually made or services actually performed by the Company in the Ordinary Course of Business.  The Company has no reason to believe that the Company's accounts receivable will be as of the Closing Date will not be collectible, subject to the reserve provided therefor in the Financial Statements, in the ordinary course.  Other than as set forth on Schedule 3.5(c), there is no contest, claim or right of set off relating to the amount or validity of any of the Company's accounts receivable other than normal cash discounts accrued in the Ordinary Course of Business.

(e) The Company does not have any Liabilities (including without limitation any minimum purchasing obligations which have not been fulfilled), except those Liabilities: (i) reflected on the Interim Balance Sheet; (ii) incurred since the Interim Balance Sheet Date in the Ordinary Course of Business, which are of the same general nature with past practice; or (iii) incurred in connection with this Agreement.

3.6 Conduct in the Ordinary Course; Absence of Changes.  Except as is otherwise contemplated by this Agreement or as set forth on Schedule 3.6, since the Interim Balance Sheet Date: (i) there has not been, occurred or arisen with respect to the Company, any change or event that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (ii) the Company has conducted the Business in the Ordinary Course of Business other than in connection with the transactions contemplated by this Agreement and the Transaction Documents.  As amplification and not limitation of the foregoing, since the Interim Balance Sheet Date:

(a) the Company has not: (i) amended its Organizational Documents, or otherwise altered its corporate structure through merger, liquidation, reorganization, restructuring or otherwise; (ii) amended the terms of, repurchased, redeemed or otherwise acquired any of its capital stock (or equivalent equity securities); or (iii) authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any securities of the Company of any class or any other securities (including Indebtedness) or equity, equity-linked or debt equivalents (including stock appreciation rights);

(b) the Company has not become liable in respect of any guarantee and has not incurred, assumed or otherwise become liable in respect of any Indebtedness, except for borrowings in the Ordinary Course of Business under credit facilities in existence on the Interim Balance Sheet Date and listed on Schedule 3.6;

(c) the Company has not amended, terminated, cancelled or compromised any material claims or waived any other rights of substantial value to it;

(d) the Company has not permitted any of its assets to become subject to a Lien other than a Permitted Lien or sold, transferred, pledged, leased, licensed or otherwise disposed of any of its properties, facilities, equipment or other assets, except for the sale of Inventory and equipment in the Ordinary Course of Business;

(e) the Company has not declared, set aside or paid any dividend or other distribution (whether in cash, stock other securities or property, or any combination thereof) with respect to, nor has it made any repurchase, redemption or other acquisition of, any of its capital stock (or equivalent equity securities);

(f) the Company has not sold, transferred, leased, licensed, sublicensed, mortgaged, pledged, encumbered, granted or otherwise disposed of any Intellectual Property other than the grant of non-exclusive licenses of Intellectual Property in the Ordinary Course of Business;

(g) there has been no material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Business or any material asset of the Company;

(h) the Company has not directly or indirectly increased the compensation payable or paid, whether conditionally or otherwise, to any director, former director, current or former employee, consultant, former consultant, independent contractor, former independent contractor, or agent other than in the Ordinary Course of Business or increases required by any pre-existing agreement;

(i) the Company has not made any loan or advance to, guarantee for the benefit of or otherwise as an accommodation become responsible for the obligations of, or made any investment in, any Person;

(j) the Company has not established, adopted, entered into, materially amended, modified or terminated any Employee Plan (including any employment, retention or severance agreement with any individual that provides for anticipated annual compensation or other payments in excess of $15,000);

(k) the Company has not made any change in any method of accounting or accounting practices or policies or made any write up or write down in the value of its Inventory or other assets that is material or that is other than in the Ordinary Course of Business or reversed any accruals or reserves (whether or not in the Ordinary Course of Business);

(l) the Company has not engaged in any promotional sale or discount or other activity with any customer (other than in the Ordinary Course of Business) that has or would reasonably be expected to have the effect of materially accelerating to pre-Closing periods sales that would otherwise be expected to occur in post-Closing periods;

(m) the Company has not terminated or closed any facility, business or operation;

(n) the Company has not paid, discharged, settled or satisfied any Proceeding (or waived, assigned or released any rights or claims with respect thereto) or any material Liability, other than trade payables in the Ordinary Course of Business;

(o) the Company has not failed to maintain in full force and effect all insurance policies currently in effect, including healthcare, life and disability insurance, or permitted any of the coverage thereunder to lapse, in each case without simultaneously securing replacement insurance policies which are in full force and effect and provide coverage substantially similar or greater than under the prior insurance policies;

(p) the Company has not entered into any agreement or commitment relating to capital expenditures exceeding $20,000 individually or $30,000 in the aggregate;

(q) the Company has not entered into any commitment to do any of the things referred to elsewhere in this Section 3.6.

3.7 Claims; Legal Compliance.

(a) Except as set forth on Schedule 3.7, there are no, and during the past five (5) years there have not been, Proceedings, charges, complaints or demands of any kind (an "Action") pending or, to the Knowledge of the Company, threatened against or affecting the Company, any of the assets of the Company or any aspect of the Business; and there are no Orders of any kind which are outstanding against or unsatisfied by the Company or relating to any of the assets of the Company or any aspect of the Business.  The Company is currently, and has been for the last five (5) years, in compliance in all respects with applicable Law.  During the past five (5) years: (i) the Company has not received any written notice from any Governmental Authority to the effect that the Company is not in compliance with any applicable Law or Order; (ii) the Company has not been subject to any adverse inspection, finding, investigation, penalty assessment, audit or other compliance or enforcement action; and (iii) to the Knowledge of the Company, there exists no basis that would reasonably be expected to result in any of the aforementioned.

(b) The Company has obtained all Permits required to conduct the Business (a listing of such Permits is set forth on Schedule 3.7), except where the failure to obtain such Permits would not have a Material Adverse Effect.  Each such Permit is valid and in full force and effect, and has not been revoked, suspended, canceled or terminated, nor has notice been given of any threatened revocation, suspension, cancellation or termination.  Except as set forth on Schedule 3.7, the Company has not been charged nor, to the Knowledge of the Company, has not been threatened with, or is under investigation with respect to, any alleged violation of any provision of any Law.

(c) None of the  representations and warranties contained in this Section 3.7 shall be deemed to relate to environmental matters (which are governed by Section 3.9), employee benefits plans matters (which are governed by Section 3.17), employment matters (which are governed by Section 3.13), Tax matters (which are governed by Section 3.19), export and Government Contracts matters (which are governed by Section 3.16), health care matters (which are governed by Section 3.25), OFAC and export control matters (which are governed by Section 3.27) or anti-bribery matters (which are governed by Section 3.28).

3.8 Real Property.

(a) Owned Real Property.  The Company does not own, nor has the Company ever owned, any real property.

(b) Leased Real Property.  Schedule 3.8(b) lists the street address of all real property leased by the Company and the names of the lessor and lessee (the "Leased Real Property").  Except as set forth on Schedule 3.8(b), with respect to each lease for the Leased Real Property: (i) each such lease or sublease for the Leased Real Property has been duly authorized and executed by the Company and is in full force and effect, and there exists no breach or default by the Company or, to the Knowledge of the Company, by any other party under such leases or subleases; (ii) all buildings, improvements or facilities leased thereunder have received all approvals of all applicable authorities (including all Permits) required in connection with the operation thereof and have been operated and maintained in accordance with each applicable Law; (iii) all buildings, improvements or facilities leased thereunder are in good operating condition and repair, and are adequate for the uses for which they are presently being used in the Business; (iv) to the Knowledge of the Company, each owner of the buildings, improvements or facilities leased has good and marketable title to the parcel of real property, free and clear of all Liens, except for Permitted Liens.

3.9 Environmental Matters.  Except as set forth on Schedule 3.9, the Company and the Business are, and at all times during the past three (3) years have been, in compliance with all Environmental Laws.  The Company has obtained, and the Company and the Business are, and at all times during the past three (3) years have been, in compliance in all respects with all Environmental Permits.  The Company has not received any written notice and, to the Knowledge of the Company, any other notice that any condition exists that with notice or lapse of time or both would constitute a default under any Environmental Permit, and such Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the Transaction.  The Company has not engaged in or permitted any operations or activities upon, or any use or occupancy of the Company's facilities or any real property ever operated or leased by the Company, or any portion thereof, for the purpose of or in any way involving the testing, investigation, handling, treatment, storage, release, discharge, dumping, removal or disposal of any Hazardous Substance, under, in or about the Leased Real Property or any real property ever operated or leased by the Company.  Except as set forth on Schedule 3.9, inclusive of hydraulic oil, there are no Hazardous Substances, presently deposited, stored, or otherwise located on, under, in or about the Leased Real Property.  No notice, notification, demand, request for information, citation, summons or Order has been received, no complaint has been filed, no penalty has been assessed and no Action is pending, or, to the Knowledge of the Company, threatened by any Governmental Authority or other Person with respect to any matters relating to the Company or the Business and relating to or arising out of any Environmental Law

3.10 Intellectual Property.

(a) Set forth on Schedule 3.10(a) is a correct, current, and complete list of all: (i) Company IP Registrations; (ii) all unregistered Trademarks included in the Company Intellectual Property of the Company; and (iii) all other Intellectual Property from third parties used or held for use in the Business as currently conducted.  To the  Knowledge of the Company, all required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars as of the Closing Date, and to the Knowledge of the  Company, all Company IP Registrations are otherwise in good standing. Except as set forth on Schedule 3.10(a), each item of Intellectual Property used in the Business or necessary for the operation of the Business as of the Closing will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing and/or Seller will assist Buyer in securing assignments of same if required.

(b) Except as set forth on Schedule 3.10(b), the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and to the Knowledge of Company, has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted. Except as set forth on Schedule 3.10(b), each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Company Intellectual Property during the course of employment or engagement with the Company has assigned to the Company all Intellectual Property rights he, she or it owned related to the Business of the Company that she, he or it solely or jointly conceived of during the period of his, her or its employment or engagement by the Company.

(c) To the Knowledge of the Company, neither the execution, delivery or performance of this Agreement, nor the consummation of the Transaction contemplated hereunder, will, result in (i) the loss or impairment of or (ii) payment of any additional amounts with respect to, nor (iii) require the consent of any other Person in respect of, the Company's right to own or use any Company Intellectual Property or any other Intellectual Property used in the Business.

(d) To the Knowledge of the Company, all of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect.  The Company has taken commercially reasonable steps to maintain and enforce the Company Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property.

(e) To the Knowledge of the Company, the conduct of the Business as currently conducted does not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property.

(f) There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding) settled, pending or to the Knowledge of the Company, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property; or (iii) by the Company alleging any infringement, misappropriation, or violation by any Person of the Company Intellectual Property.  To the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to any such Action. The Company is not subject to any outstanding or prospective Order (including any motion or petition therefor) that does or would reasonably be expected to restrict or impair the use of any Company Intellectual Property.

(g) All Company IT Systems are in good working condition and are sufficient for the operation of the Company's Business as currently conducted. In the past two (2) years, there has been no material malfunction, failure, continued substandard performance, denial-of-service or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted in a material disruption or material damage to the Business of the Company.  The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery and software and hardware support arrangements.

(h) To the Knowledge of the Company, the Company has complied with all applicable Laws and all internal or publicly posted policies, notices and statements concerning the collection, use, processing, storage, transfer and security of personal information in the conduct of the Company's Business.  In the past three (3) years, to the Knowledge of the Company, the Company has not: (i) experienced any actual, alleged or suspected data breach or other security incident involving personal information in its possession or control; or (ii) been subject to or received any written notice of any audit, investigation, complaint or other Action by any Governmental Authority or other Person concerning the Company's collection, use, processing, storage, transfer or protection of personal information or actual, alleged or suspected violation of any applicable Law concerning privacy, data security or data breach notification, and to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

(i) This Section 3.10 constitutes the sole representation and warranty of the Company under this Agreement with respect to the Company IT Systems, the Company's compliance with any Privacy Laws and Company Intellectual Property or any other Intellectual Property used or held for use in the Business, including but not limited to the validity thereof or any actual or alleged infringement, misappropriation or other violation of Intellectual Property.

3.11 Title to Assets.  The Company has good and valid title to, or a valid leasehold interest in, all tangible personal property and other tangible assets reflected in the Interim Balance Sheet other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since Interim Balance Sheet Date.

3.12 Condition of Tangible Assets; Inventory.

(a) The tangible assets in possession of, or used by the Company, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), are suitable for the purposes for which they presently are used or currently contemplated to be used and contain no patent defects or, to the Knowledge of the Company, latent defects. The tangible assets currently owned by the Company include all assets that are necessary for the operation of the Company as presently conducted, as conducted in the past twelve (12) months, and as currently contemplated to be conducted without restriction, interruption, or limitation.

(b) All of the Inventory of the Company: (i) is either in transit to or located in one of the facilities set forth on Schedule 3.12(b); (ii) was acquired or manufactured by the Company in the Ordinary Course of Business; and (iii) has been valued at the lower of the Company's cost or market value and full provision has been made for: (a) Inventory that does not meet applicable governmental quality control standards or that is not usable or salable in the Ordinary Course of Business; (b) Inventory that is obsolete or discontinued for more than twelve (12) months (if consumable); and (c) Inventory that is held on consignment.  Reserves have been made for returns of Inventory consistent with GAAP consistently applied by the Company in accordance with its past return experience.  None of the Inventory is being held on consignment for others or has been pledged as collateral.

3.13 Employment Matters.

(a) Schedule 3.13 contains a true and complete list of the following information for each employee of the Company (collectively, the "Employees"): name, job title, date of hire, current compensation paid or payable, and unused PTO, and service credited for purposes of vesting or eligibility to participate under any Employee Benefit Plans maintained by the Company.  The Company is not a party to or bound by any collective bargaining agreement and has not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has complied in all material respects with all Laws relating to employment matters.  The Company has not committed any unfair labor practice.  No organizational effort is presently being made or, to the Knowledge of the Company, threatened by or on behalf of any labor union with respect to the Employees.  All salaries, wages, commissions and other compensation and benefits payable to each employee and independent contractor of the Company have been accrued and paid by the Company when due for all periods through the Closing Date.  The Company has maintained and currently maintains adequate insurance as required by applicable Law with respect to workers' compensation claims and unemployment benefits claims.  The execution, delivery and performance of this Agreement and the Transaction will not trigger any severance payment obligations under any agreement or at Law.  Each Employee was hired in compliance with the Immigration Reform and Control Act of 1986 and the rules and regulations thereunder ("IRCA") and/or any other applicable immigration related Law and the Company is in compliance with, and the Company has at all times complied with, in all material respects, all recordkeeping and other regulatory requirements under IRCA and/or any other applicable immigration related Law.  To the Knowledge of the Company, the Company has only employed individuals authorized to work in the United States. All of the Employees are U.S. citizens or U.S. lawful permanent residents.

(b) The representations and warranties set forth in this Section 3.13 are the Company's sole and exclusive representations and warranties regarding employment matters.

3.14 Material Contracts.

(a) Schedule 3.14 sets forth a list of all of the following Contracts to which either the Company is a party or by which they or their properties or assets are bound (except for purchase orders to vendors entered into in the Ordinary Course of Business and that do not diverge in any material respect from the Company's standard form of purchase order (a copy of which the Company has furnished to Purchaser) (each, a "Material Contract"):

(i) any Contract, other than an Employee Plan, that requires the Company to pay or repay an amount in cash, goods, services or materials of $10,000 or more in any calendar year or, if the Contract uses a different period than a calendar year for measurement, any consecutive twelve (12)-month period;

(ii) any Contract other than an Employee Plan, that entitles the Company to receive, an amount in cash, goods, services or materials of $10,000 or more in any calendar year or, if the Contract uses a different period than a calendar year for measurement, any consecutive twelve (12)-month period;

(iii) any Contract containing any covenant that limits the ability of the Company or any of their present or future Affiliates to: (A) engage in any line of business, or to compete with any Person in any line of business, or which grants to any Person any exclusivity with respect to any geographic territory, any customer, or any product or service; or (B) solicit for employment, hire or employ any Person;

(iv) any Contract other than this Agreement: (A) for the sale of any asset of the Company, other than in the Ordinary Course of Business or sales of obsolete assets in a manner consistent with the Company's past practices; or (B) for the grant to any Person of any preferential rights to purchase such assets other than discounts and promotions with respect to products sold by the Company in the Ordinary Course of Business;

(v) any Contract involving Indebtedness (excluding unsecured trade payables incurred in the Ordinary Course of Business);

(vi) any Contract for joint ventures, strategic alliances, or partnerships or any other Contract involving the sharing of profits, losses, costs or liabilities with any Person;

(vii) any Contract pursuant to which the Company derives its rights in the Leased Real Property (a "Lease") or any Contract for the lease of tangible personal property, including, with respect to each such Lease, the identity of the landlord or sublandlord, the addresses, the date of such Lease and each amendment thereto;

(viii) any mortgages, pledges, security agreements, deeds of trust or other Contracts granting a Lien (other than Permitted Liens) on any material property or assets of the Company;

(ix) (A) any Government Contract, or (B) any bid, offer, proposal, term sheet or other instrument that, if accepted or awarded, could reasonably be expected to lead to a Government Contract, in each case that is currently in effect or is outstanding or within the past three (3) years has been in effect or outstanding;

(x) any agreement relating to Intellectual Property;

(xi) any voting agreements or registration rights agreements relating to any equity securities of the Company to which the Company (or any of its Affiliates) is a party;

(xii) any Contract with any current or former Employee or other service provider of the Company that requires the Company to pay annual compensation or other payments in excess of $50,000 during 2022 or any future calendar year;

(xiii) any Contracts granting any power of attorney with respect to the affairs of the Company, other than to officers solely in connection with product registration and attorneys in connection with intellectual property prosecution matters, in each case in the Ordinary Course of Business;

(xiv) any fidelity or surety bond or completion bond;

(xv) any purchase orders to vendors not entered into in the Ordinary Course of Business or that diverge in any material respect from the Company's standard form of purchase order;

(xvi) any Contract granting the other party or any third party "most favored nation" status, most favored customer pricing, exclusive sales, distribution, marketing or other exclusive rights, or rights or first refusal or rights of first negotiation; and

(xvii) any other Contract that involves or is reasonably expected to involve outstanding or future payment obligations of $10,000 or more during 2018 or any future calendar year or which is not cancelable by the Company without penalty within sixty (60) days.

(b) The Company has delivered or made available to Purchaser copies of all of the Material Contracts which are in writing.  There are no Material Contracts that are not in writing.

(c) Each Material Contract is in full force and effect, and is a valid and binding obligation of the Company which is a party thereto, and, to the Knowledge of the Company, each other party thereto, and is enforceable against the Company which is a party thereto and, to the Knowledge of the Company, against each other party thereto in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions and such Material Contract shall continue to be valid, binding and enforceable in accordance with its terms and in full force and effect immediately following the consummation of the Transactions with no alteration or acceleration.  The Company is not in material default under any Material Contract, nor to the Knowledge of the Company, is any of the other Parties thereto nor, to the Knowledge of the Company, has an event occurred which, with the passage of time or the giving of notice or both would constitute a material default by such other party thereunder.  The Company has not received written notice of the pending or threatened cancellation, revocation or termination of any of the Material Contracts.

3.15 Absence of Proceedings.  There is no Proceeding, pending or, to the Knowledge of the Company, threatened against, involving or adversely affecting the Company or Seller.  Neither Seller nor the Company is subject to any Proceeding or Order, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or would prevent, hinder or delay the Company or Seller from consummating the transactions contemplated by this Agreement and the other Transaction Documents.

3.16 Export Regulations.  During the three (3) year period ending on the Closing Date:

(a) Neither the Company, nor any of its respective directors or officers, has been debarred, suspended, proposed for debarment, or excluded from participation in the bidding for or award of a Government Contract.  There is no criminal or civil action, suit, claim or Proceeding pending or, to the Knowledge of the Company, threatened against the Company, under the United States False Claims Act, the United States Procurement Integrity Act, the United States Truth in Negotiations Act, the United States Contract Disputes Act or any other federal Law.  To the Knowledge of the Company, there is no qui tam suit pending against the Company.  The Company is not subject to any audit or investigation pertaining to a Government Contract.  No cost or charge pertaining to any Government Contract is the subject of any audit or investigation or has been disallowed by any Governmental Authority.  The Company is in compliance in all respects with all material representations and certifications made to Governmental Authorities in response to requests for proposals pursuant to which the Government Contracts were awarded.  The Company is in compliance in all material respects with all undertakings and requirements related to or contained in any Government Contract, or the Federal Acquisition Regulations, including with respect to "best pricing" obligations.

(b) The Company is and has been in compliance with all Export Control Laws and has not received any notices alleging any violation of any Export Control Law.  The Company has not exported or re-exported any technology, goods or services, directly or indirectly (including the release of controlled technology to foreign nationals from controlled countries) to any country for which the United States government or any agency thereof required (at the time of such export or re-export) an export license or other government approval or general authorization, without having first obtained such license or approval.  The Company is and has been in compliance with all applicable Laws of countries other than the United States, to which the Company has exported products, concerning the export and re-export of goods, technology and services, and the Company has not received any notices alleging any violation of any such Laws or general authorization.

3.17 Employee Benefit Plans.

(a) Set forth on Schedule 3.17(a) is a true and complete list of all Employee Benefit Plans providing benefits to any officer, Employee, retiree, former employee, or if applicable director or agent, of the Company or any of their dependents, survivors or beneficiaries to which the Company is a party, which is sponsored, maintained or contributed to by the Company or with respect to which the Company could incur material Liability under ERISA or the Code. Each Employee Benefit Plan complies in form and in operation in all material respects with the applicable requirements of any Law. No payment pursuant to any Employee Benefit Plan that is owed or may become due to any officer, director or agent of the Company or any Employee will be non-deductible to the Company or subject to any Taxes under Sections 280G or 4999 of the Code. The Company shall not be required to "gross up" or otherwise compensate any Person because of the imposition of any Taxes on a payment pursuant to an Employee Benefit Plan to such Person.

(b) Each Employee Benefit Plan which is intended to qualify under Sections 401(a) or 501(a) of the Code has received a favorable determination letter or, if applicable, is relying on a favorable determination letter or similar letter received by the prototype or volume submitter plan sponsor, and the related trusts have been determined to be exempt from taxation.  Seller has delivered to Purchaser a correct, accurate and complete copy of the most recent determination letter with respect to each Employee Benefit Plan and nothing has occurred since the date of such determination letter that would cause the loss of such qualification or exemption, and no assessment of any Taxes has been made or, to the Knowledge of the Company, is threatened against the Company, or any related trust of any Employee Benefit Plan on the basis of a failure of such qualification or exemption. The Transaction shall not result in the payment, vesting or acceleration of any benefit under any Employee Benefit Plan.  All costs of each Employee Benefit Plan which is subject to Title IV of ERISA have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices.

(c) No Employee Benefit Plan provides or promises post-retirement health or life benefits to current Employees or retirees of the Company beyond their retirement date or other termination of service, except as required by applicable Law.  All contributions which are due under the terms of each Employee Benefit Plan have been made by the due date thereof and all contributions for any period ending on or before the Closing Date which are not yet due have been paid or properly accrued in the Financial Statements in accordance with applicable Law and, to the extent not paid as of the Closing Date, will be accrued on the Closing Balance Sheet.  All premiums or other payments that are due for all periods ending on or before the Closing Date have been (or prior to the Closing Date will be) paid with respect to each Employee Benefit Plan.

(d) With respect to the Employee Benefit Plans, to the Knowledge of the Company, no event has occurred and, there exists no condition or set of circumstances, in connection with which the Company could be subject to any Liability (other than for routine claims for benefits in the ordinary course) under the terms of the Employee Benefit Plans, ERISA, the Code or any other applicable Law.  To the Knowledge of the Company, none of the Employee Benefit Plans are under investigation by the Internal Revenue Service or U.S. Department of Labor. No legal action, suit or claim is pending or, to the Knowledge of the Company, threatened, with respect to any Employee Benefit Plan (other than routine claims for benefits in the ordinary course), and no fact exists which could reasonably be expected to give rise to any such action, suit or claim.  No "prohibited transaction", as such term is defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Benefit Plan.

(e) Each Employee Benefit Plan that is a "non-qualified deferred compensation plan" subject to Section 409A of the Code, has been operated in compliance with Section 409A of the Code and the guidance of the Internal Revenue Service provided thereunder.

(f) The representations and warranties set forth in this Section 3.17 are the Company's sole and exclusive representations and warranties regarding employee benefit plans and matters.

3.18 Insurance.  The Company has delivered to Purchaser accurate and complete copies of all policies of insurance (and pending applications for policies of insurance) to which the Company is a party, a list of which is included in Schedule 3.18 attached hereto.  All policies of insurance to which the Company is a party or that provide coverage to the Company are valid, outstanding and, to the Knowledge of the Company, enforceable, subject to the Enforceability Exceptions, all premiums with respect to such insurance policies are currently paid in accordance with the terms of such policies and the Company is in compliance with all other terms and conditions of such insurance policies.  The Company has not received any written or oral notice of cancellation, termination, non-renewal or reduction in or refusal of coverage under any policy of insurance within the past three (3) years or other indication that any insurance policy is no longer in full force and effect or will not be renewed and no material dispute with any insurance carrier exists with respect to the scope of any insurance coverage.  The Company has given notice to the applicable insurer in accordance with the terms of such policies of insurance of all material claims that may be insured by such policies within the past three (3) years.  Such policies are in amounts and have coverages as required by any Contract to which the Company is a party or by which any of its assets or properties is bound.

3.19 Taxes.

(a) All Taxes (whether or not shown on any Tax Return) for which the Company may be liable have been timely paid.  All Tax Returns required to have been filed by or with respect to the Company have been timely filed.  All such Tax Returns are complete and accurate and disclose all Taxes required to be paid by or with respect to the Company for the periods covered thereby.  The charges, accruals and reserves for Taxes with respect to the Company reflected in the Financial Statements (excluding any provision for deferred income taxes) are adequate to cover tax liabilities accruing through the date thereof and the Company has not incurred or accrued any liability for Taxes subsequent to such date other than in the Ordinary Course of Business.  No extension of time within which to file any such Tax Return is in effect.

(b) No waiver of any statute of limitations relating to Taxes for which the Company may be liable is in effect, and no written request for such a waiver is outstanding.  There are no Tax Returns with respect to which the appropriate Governmental Authority has not completed its examination (with all issues finally resolved) or for which the period for assessment of the associated Taxes (taking into account all applicable extensions and waivers) has not yet expired.

(c) There is no Action, audit, examination, disputes or investigation pending or threatened in writing or, to the Knowledge of the Company, proposed with respect to Taxes for which the Company may be liable.  All deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in Section 3.19(a) have been paid in full or otherwise finally resolved.

(d) The Company has not received a currently pending written nexus inquiry or a notice of any claim by a Governmental Authority in a jurisdiction where it does not file Tax Returns that it is or may be required to pay Taxes or to file Tax Returns in such jurisdiction or with such Governmental Authority.  To the Knowledge of the Company, it does not have nexus or a requirement to file Tax Returns or pay Taxes in a jurisdiction where it does not file Tax Returns.

(e) There are no Tax rulings, requests for rulings, or closing agreements relating to Taxes for which the Company may be liable that could affect the Company's liability for Taxes for any taxable period ending after the Closing Date.  The Company will not be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) after Closing, as a result of: (i) any change in method of accounting under Section 481 of the Code (or any comparable provision of state, local, or foreign Tax Law) or use of an improper method of accounting; (ii) any closing agreement under Section 7121 of the Code; (iii) any intercompany transaction; (iv) an installment sale or open transaction; (v) any election under Section 108(i) of the Code; or (vi) the receipt of any prepaid amount, in each case prior to Closing.

(f) There are no Liens for Taxes upon the assets of the Company except Liens relating to current Taxes not yet due.

(g) The Company has withheld and paid all Taxes required to have been withheld and paid, including, without limitation, sales and use Taxes, in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law and such withheld Taxes have been duly and timely paid to the proper Governmental Authority.

(h) The Company does not have any liability for Taxes of another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), under any agreement or arrangement, as a transferee or successor, or otherwise.  The Company is not a party to any written or unwritten agreement or arrangement providing for: (i) the allocation or payment of Tax liabilities or for Tax benefits between or among members of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis; and (ii) one Person to pay any other Person for the use of or benefit derived from such Person's Tax assets or deductions.

(i) The Company has not participated in any "listed transaction" within the meaning of Treasury Regulation § 1.6011-4(b)(2) and, with respect to each transaction in which the Company has participated that is a "reportable transaction" within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other Law.

(j) Any powers of attorney granted by the Company prior to the Closing relating to Taxes will terminate and be of no effect following the Closing.

(k) To the Knowledge of the Company, there are no Tax credits, grants or similar amounts that are or could be subject to claw back or recapture as a result of: (i) the Transaction; or (ii) a failure by the Company to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned.

(l) The Transaction is not subject to withholding under Section 1445 of the Code (relating to FIRPTA).  No real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax or other similar Tax will be imposed on the Transaction.

(m) During the last 3 years, the Company has not been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied.

(n) The Company has delivered to Purchaser correct and complete copies of all US federal income Tax Returns, examination reports, and statement of deficiencies assessed against or agreed to by the Company since January 1, 2019.

3.20 Suppliers and Customers.

(a) Schedule 3.20(a) sets forth the names and addresses of: (i) the 20 largest (based upon payments made by the Company) suppliers, vendors or other providers of goods or services for 2020, 2021 and 2022 to date (the "Material Suppliers") to the Company; and (ii) 20 largest (by dollar amount) direct customers of the Company for 2020, 2021 and 2022 to date (the "Material Customers") as measured by the consolidated net revenues of the Company.

(b) There has been no actual or threatened termination, limitation or adverse modification or change in the relationship with any Material Supplier or Material Customer, and, to the Knowledge of the Company, there exists no present or future condition or state of facts or circumstances involving Material Supplier or Material Customer, which the Company can now reasonably foresee would adversely affect the Business or the Company, or prevent the conduct of the Business after the consummation of the Transaction in substantially the same manner in which it has heretofore been conducted.

3.21 Brokers.  There are no brokers or finders known to Seller or the Company to be involved with the Transaction and neither the Company nor Seller has made any agreement or taken any other action which might cause any Person to become entitled to a broker's or finder's fee or commission as a result of the Transaction.

3.22 Restrictions on Business Activities.  There is: (a) no agreement, commitment or Order to which the Company is a party or otherwise binding upon the Company which has or reasonably would be expected to have the effect of prohibiting or materially impairing the Business as currently conducted or any acquisition of property (tangible or intangible) by the Company; (b) no agreement or commitment to which the Company is a party contains a non-competition, non-solicitation, non-disparagement, or similar clause; (c) no agreement or commitment to which the Company is a party contains an exclusivity, "most favored customer" or similar clause; and (d) to the extent an agreement or commitment to which the Company is a party does contain an exclusivity, "most favored customer" or similar clause, the Company is in compliance with all such provisions.

3.23 Affiliate Transactions.  No Affiliate or Employee of the Company: (a) is a party to any agreement, contract, commitment or transaction with the Company or that pertains to the Business; (b) has any interest in any property, real or personal or mixed, tangible or intangible, used by or pertaining to the Company; or (c) is engaged in competition with the Company (other than an interest of not more than one percent (1%) of the outstanding stock of any company which is publicly traded on a national stock exchange or the over the counter market).

3.24 Bank Accounts; Powers of Attorney.  Schedule 3.24 sets forth a complete and accurate list of: (a) the bank accounts and all applicable signatories for such bank accounts of the Company; and (b) all powers of attorney granted by the Company.

3.25 Product Liability and Warranty.

(a) Other than warranties regarding Products manufactured by the Company in accordance with specifications or other warranties pursuant to applicable Law: (i) no Product is subject to any guaranty or warranty given by the Company; (ii) the Company has no material Liability arising out of any injury to any Person or property as a result of the ownership, possession or use of any Product; (iii) there are no citations or decisions by any Governmental Authority stating that any Product is defective or unsafe or fails to meet any applicable safety standards promulgated by any Governmental Authority; (iv) there is no alleged or actual defect or hazard in the manufacture, design, materials or workmanship, or alleged or actual failure to warn of any of the foregoing, in any Product; and (v) there has not been any occurrence involving any product recall, rework or retrofit relating to any Product.

(b) The Company maintains procedures for the removal of Products from its Inventory should it be notified of those conditions described in Section 3.25(a)(iv).

(c) The Company has not been denied product liability insurance coverage for the past ten (10) years.

3.26 COVID-19.

(a) Schedule 3.26(a) sets forth: (i) a list of any notices received by the Company from any customer or supplier related to the novel coronavirus disease called COVID-19 ("COVID-19"), including any communications whereby any customer or supplier has made any change to, or signaled any intent to change, its relationship with the Company as a result of COVID-19 or current economic conditions caused by COVID-19; (ii) any force majeure or similar notices sent to, or received by, the Company related to COVID-19; and (iii) any insurance claims made by the Company related to COVID-19.

(b) Schedule 3.26(b) sets forth any federal, state, or local program, benefit, or accommodation designed to assist businesses and employees during the COVID-19 pandemic that the Company has applied for, received, or otherwise taken advantage of, including all CARES Act stimulus fund programs or other programs related to the COVID-19 pandemic in which the Company is participating or has participated, and the amount of funds received and/or requested by the Company for each such program as of the date hereof (together with any additional CARES Act or other COVID-19 program stimulus fund hereafter received by the Company, the "CARES Funds").  The Company has maintained accounting records associated with the CARES Funds in material compliance with all of the terms and conditions of such programs.  The Company has utilized all such CARES Funds received by them pursuant to the Public Health and Social Services Emergency Fund in material accordance with all applicable Laws and the applicable Relief Fund Payment Terms and Conditions.  Further, any such CARES Funds that have not been so used are maintained in the bank account(s) of the Company, as applicable, and have not been distributed to or any other person, or otherwise utilized or expended except for payments to counterparties under contracts entered into in the Ordinary Course of Business pursuant to the express terms of such contracts.

(c) The Company has provided Purchaser with: (i) true, accurate and complete copies of all documents evidencing the payroll protection program ("PPP") loan application; and (ii) underlying documentation used to determine the Company's eligibility for the PPP Loan in compliance with all PPP Laws and Rules.  In determining eligibility and applying for the PPP Loan, the Company correctly applied, and complied with in all respects, all PPP Laws and Rules.  Economic uncertainty made the Company's PPP loan request necessary to support the ongoing operations of the Company.  The PPP Loan constitutes the entirety of indebtedness incurred by the Company under the PPP or any similar governmental program in response to COVID-19.  All information, certifications, authorizations and question responses provided by the Company pursuant to that certain PPP "Borrower Application Form" (SBA Form 2483), and any and all other information provided in all supporting documents and forms, were true and correct in all material respects when made, were in material compliance with the PPP Laws and Rules, and were provided in good faith.  All of the Company's borrowings under the PPP, evidenced by two separate loans with the SBA, were drawn in full as of April 30, 2020 and February 14, 2021, have, as evidenced by the records of the Company, been expended and the use and management of such funds complied in all material respects with all PPP Laws and Rules. PPP Loan Forgiveness Calculation Form 3508EZ and 3508 have been signed and were submitted by Company to the SBA and those two loans were forgiven on January 7, 2021 and on March 4, 2022, respectively.

3.27 OFAC and Export Control. Neither the Company nor any of its officers, directors or managers is:  (a) a person or entity that appears on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury ("OFAC"); or (b) a person, country, or entity with whom a U.S. person (as defined by the Laws and regulations administered by OFAC, 31 C.F.R. Parts 500-598 (the "OFAC Regulations")) or a person subject to the jurisdiction of the United States (as defined by the OFAC Regulations) is otherwise prohibited from dealing under the OFAC Regulations.  Since January 1, 2016, the Company has complied, and is in compliance, in all material respects with all applicable United States Laws with regard to the exportation of goods, technology or software, and has held, and currently holds, all necessary material licenses applicable to the Company with respect to the foregoing.  Specifically, but without limitation of the foregoing, since January 1, 2016, the Company has not exported or re-exported any goods, technology or software in any manner that violates in any material respect any applicable United States export control Law, including but not limited to, the OFAC Regulations, the United States Export Administration Regulations, 15 C.F.R. Parts 730-774, the International Traffic in Arms Regulations, 22 C.F.R. Part 120 et seq., the Export Administration Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Iran Sanctions Act, the Comprehensive Iran Sanctions, Accountability, and Divestment Act, the Trade Sanctions Reform and Export Enhancement Act of 2000, and any OFAC Regulations.  The representations and warranties set forth in this Section 3.27 are the Company's sole and exclusive representations and warranties regarding United States Export Control Laws, including, but not limited to the OFAC Regulations.

3.28 Absence of Certain Business Practices. During the three (3) year period ending on the Closing Date,  neither the Company nor any of its officers nor any employees of the Company or agents of the Company acting on its behalf, nor Seller, directly or indirectly:  (i) has used or is using any funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity in violation of applicable Law in any material respect; (ii) has used or is using any funds for any direct or indirect unlawful payment to any foreign or domestic Government Authority in violation of applicable Law in any material respect; (iii) has violated or is violating in any material respect any provision of, or any rule or regulation issued under, (A) the US Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., (B) the US Travel Act, 18 U.S.C. § 1952, (C) any Law enacted in any applicable jurisdiction in connection with, or arising under, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or (D) any other applicable Law that relates to bribery or corruption (collectively, "Anti-Bribery Laws"); (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties in violation of applicable Law in any material respect; or (v) has made, offered to make, promised to make, ratified or authorized the payment or giving, directly or indirectly, of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment, gift or anything of value to a foreign or domestic Government Authority to secure or attempt to secure any improper business advantage (within the meaning of such term under any applicable Anti-Bribery Law) or to obtain or retain business in violation of applicable Law in any material respect.  The representations and warranties set forth in this Section 3.28 are the Company's sole and exclusive representations and warranties regarding bribery or corruption.

3.29 Full Disclosure.  No representation, warranty, covenant or agreement made by Company or Seller in this Agreement or in any Transaction Document contains or will contain any false or misleading statement of a material fact, or omits any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading.

3.30 Investment Representations and Warranties.

(a) Seller is an "accredited investor" within the meaning of the Securities Act and Rule 501(a) of Regulation D thereunder.

(b) Seller understands that the shares of Purchaser Stock, Parent Common Stock and Parent Special Stock (or any security issuable in exchange therefor) Seller shall receive hereunder are "restricted securities" within the meaning of Rule 144 under the Securities Act and are being acquired in a transaction not involving a public offering and that such securities may not be resold within the United States without registration under the Securities Act and registration or qualification under applicable state securities laws, except pursuant to an exemption from such registration. Seller understands that  he may not be able to resell Purchaser Stock, Parent Common Stock or Parent Special Stock (or any security issuable in exchange therefor) except in accordance with limited exemptions available under applicable Canadian (federal and provincial) securities laws and/or the Securities Act, the United States Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder and the applicable Securities Laws and exchange regulations, and that Seller is solely responsible for (and the Purchaser Parties are in no way responsible for) Seller's compliance with applicable resale restrictions. Seller acknowledges that no representation has been made by the Purchaser Parties respecting the applicable hold periods imposed by Canadian securities laws and/or U.S. Securities Laws and exchange regulations or other resale restrictions applicable to Purchaser Stock, Parent Common Stock or Parent Special Stock (or any security issuable in exchange therefor) which restrict the ability of Seller to resell such securities, and Seller will comply with all applicable Canadian securities laws and U.S. securities laws and exchange regulations concerning the purchase, holding and resale of Purchaser Stock, Parent Common Stock or Parent Special Stock (or any security issuable in exchange therefor) and will not resell any such securities except in accordance with the provisions of applicable Canadian securities laws and U.S. securities laws;

(c) Seller agrees that if he decides to offer, sell or otherwise transfer Purchaser Stock, Parent Common Stock or Parent Special Stock (or any security issuable in exchange therefor), he or she will not offer, sell or otherwise transfer any of such securities, directly or indirectly, unless:

(i) the transfer is to Purchaser and/or Parent, as applicable;

(ii) the transfer is outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S under the Securities Act and in compliance with applicable Canadian and local laws and regulations of the jurisdiction(s) in which such sale is made and exchange regulations, as applicable;

(iii) in accordance with Rule 144 of the Securities Act, if available, and in compliance with applicable state and Canadian securities laws and exchange regulations; or

(iv) the transfer is made in a transaction that does not require registration under the Securities Act or any applicable state securities laws and is made in compliance with applicable Canadian securities laws, and Seller has prior to such transfer furnished to the Parent an opinion of counsel of recognized standing or other evidence of exemption, in either case reasonably satisfactory to the Parent.

(d) Seller understands and acknowledges that the certificates representing the Purchaser Stock, Parent Common Stock or Parent Special Stock (or any security issuable in exchange therefor) being issued hereunder, and each certificate issued in transfer thereof, will bear, as of the Closing Date, legends substantially in the following form and with the necessary information inserted:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT") OR ANY STATE SECURITIES LAWS, AND MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE ISSUER (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATIONS UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH LOCAL LAWS AND REGULATIONS, (C) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT AND IS AVAILABLE FOR RESALE OF THE SECURITIES, OR (D) IN COMPLIANCE WITH ANY OTHER EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT, INCLUDING RULE 144 OR RULE 144A THEREUNDER, IF AVAILABLE, AND, IN EACH CASE, IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS. THE HOLDER FURTHER UNDERSTANDS AND AGREES THAT IN THE EVENT OF A TRANSFER PURSUANT TO THE FOREGOING CLAUSE (B) OR (D), THE ISSUER WILL REQUIRE A LEGAL OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA. THE TRANSFER IS ALSO RESTRICTED PURSUANT TO AN AGREEMENT BETWEEN THE HOLDER AND THE ISSUER AND MAY BE SUBJECT TO FORFEITURE.

With respect to the Parent Special Stock:

THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS PURSUANT TO AN AGREEMENT BETWEEN THE HOLDER AND THE ISSUER.

provided, that if the Parent Common Stock or Parent Special Stock (or any security issuable in exchange therefor) is being sold outside the United States in compliance with the requirements of Rule 904 of Regulation S promulgated under the Securities Act ("Regulation S") at a time when the Parent is a "foreign issuer", as defined in Rule 902(e) of Regulation S at the time of sale, the legend set forth above may be removed by providing an executed declaration to the registrar and transfer agent of the Parent and to the Parent, in such form as the Parent may prescribe from time to time, and, if requested by the Parent or the registrar and transfer agent, an opinion of counsel of recognized standing in form and substance satisfactory to the Parent and the registrar and transfer agent to the effect that such sale is being made in compliance with Rule 904 of Regulation S; and provided further, that if any of the Parent Common Stock or Parent Special Stock is being sold pursuant to Rule 144 under the Securities Act and in compliance with any applicable state securities laws, the legend may be removed by delivery to the Parent's registrar and transfer agent of an opinion satisfactory to the Parent and its registrar and transfer agent to the effect that the legend is no longer required under applicable requirements of the Securities Act or applicable state and Canadian securities laws.

(e) Seller acknowledges that he, she or it is able to protect his, her or its own interests, can bear the economic risk of an investment in the Purchaser Stock, Parent Common Stock or Parent Special Stock (or any security issuable in exchange therefor) and has such knowledge and experience in financial or business matters that Seller is capable of evaluating the merits and risks of the investment in the Purchaser Stock, Parent Common Stock and Parent Special Stock.

(f) Seller consents to the Parent making a notation on its records or giving instructions to any registrar and transfer agent for Purchaser Stock, Parent Common Stock or Parent Special Stock (or any security issuable in exchange therefor) in order to implement the restrictions on transfer set forth and described herein.

(g) Seller understands and acknowledges that if Parent is ever deemed to be, or to have at any time previously been, an issuer with: (i) no or nominal operations; and (ii) no or nominal assets other than cash and cash equivalents, Rule 144 under the Securities Act may be unavailable for resales of Parent Common Stock or Parent Special Stock, and that the Parent is not obligated to take, and has no present intention of the taking, any action to make Rule 144 available for resales of Parent Common Stock or Parent Special Stock.

(h) Seller understands and acknowledges that Parent: (i) is not and is not obligated to become a "foreign issuer" (as defined in Rule 902(e) of Regulation S under the Securities Act); (ii) may not, at the time the Parent Common Stock or Parent Special Stock (or any security deliverable or issuable in exchange therefor) is resold by Seller or at any other time, be a foreign issuer; and (iii) may engage in one or more transactions that could cause the Parent not to be a foreign issuer. If the Parent is not a foreign issuer at the time of any transfer of the Parent Common Stock or Parent Special Stock (or any security deliverable or issuable in exchange therefor) pursuant to Rule 904 of Regulation S under the Securities Act, the certificates representing such Parent Common Stock or Parent Special Stock may continue to bear the legends referred to above.

(i) This Agreement is made with Seller in reliance upon representations to the Purchaser Parties under this Section 3.30, which by Seller's execution of this Agreement,  Seller hereby confirms, that Purchaser Stock, Parent Common Stock or Parent Special Stock to be received by Seller will be acquired for investment for his or her own account, not as a nominee or agent.  Seller has conducted his or her own due diligence in making a decision with respect to Purchaser Stock, Parent Common Stock, has been furnished all materials relating to Purchaser Stock, Parent Common Stock and Parent Special Stock (or any security deliverable or issuable in exchange therefor) which he, she or it has requested and has been afforded the opportunity to request any additional information necessary to evaluate an investment in Purchaser Stock, Parent Common Stock or Parent Special Stock (or any security deliverable or issuable in exchange therefor). In making a decision with respect to Purchaser Stock, Parent Common Stock, Seller has not relied  upon any representations and warranties or other information (whether written or oral) from the Purchaser Parties, or any of their respective principals or any other person or entity acting as an agent for the Purchaser Parties and has relied solely on publicly available information regarding the Parent, the Parent Common Stock and Parent Special Stock (or any security deliverable or issuable in exchange therefor), and his or her own knowledge of the Parent and the industries in which it  operates.

3.31 Independent Investigation; No Reliance.  Seller has conducted its own independent investigation, review and analysis of Purchaser and Parent and its business and operations and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose.  Seller acknowledges and agrees that in making his decision to enter into this Agreement and to consummate the Transactions contemplated hereby, Seller has relied solely upon his own investigation and the express representations and warranties of the Parent and Purchaser set forth in Article 4 of this Agreement (including related portions of the Disclosure Schedule).

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES

Except as set forth in: (i) the Disclosure Schedules (it being understood that each and every statement in this Article 4 is qualified by the matters set forth in the Disclosure Schedules which have been organized by individual Schedules to correspond with the sections set forth in this Article 4 and any fact or circumstance disclosed with respect to a particular Schedule of the Disclosure Schedules shall likewise be deemed to be a disclosure with respect to another Schedule of the Disclosure Schedules if the relevance to such other Schedule of the facts and circumstances disclosed is reasonably apparent on the face of such disclosure); or (ii) with respect to the Parent, any Parent SEC filings filed or submitted on or prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto),  the Purchaser Parties represent and warrant to Seller the following:

4.1 Organization.  Parent has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the Province of British Columbia, Canada.  Inspira has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the state of Washington.  Purchaser has been duly formed as a corporation in good standing under the Laws of the state of Delaware.

4.3 Authority and Enforceability.  Each of the Purchaser Parties have full power and authority to execute, deliver and perform this Agreement and each Transaction Document to which they are a party, and the execution, delivery and performance of this Agreement by the Purchaser Parties has been duly authorized by all necessary company action on the part of each the Purchaser Parties.  This Agreement has been duly executed and delivered by the Purchaser Parties and (assuming due authorization, execution and delivery by Seller) constitutes the valid and legally binding obligation of Parent and Purchaser, enforceable in accordance with its terms subject to the Enforceability Exceptions. None of the Purchaser Parties is required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority or other Person in order for Parent and Purchaser to consummate the Transaction.

4.4 Brokers.  There are no brokers or finders known any Purchaser Parties to be involved with the Transaction and none of the Purchaser Parties has made any agreement or taken any other action which might cause any Person to become entitled to a broker's or finder's fee or commission as a result of the Transaction.

ARTICLE 5.
CONDITIONS TO CLOSING

5.1 Closing Conditions of Purchaser Parties. The obligations of the Purchaser Parties to consummate the Transactions provided for herein is subject to the fulfillment of, or to their written waiver or extension or modification thereof, of each of the following conditions to Closing:

(a) The representations and warranties of the Company and Seller contained in Article 3 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(b) The Company and Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Purchaser shall have received a certificate, dated as of the Closing Date and signed by Seller confirming that the conditions set forth in Sections 5.2(a) and 5.2(b) have been satisfied.

(d) Purchaser or Parent shall have received the consents, approvals, certifications and licenses necessary to own the Company Shares and to operate the Business set forth on Schedule 5.1(d), including TSXV Approval.

(e) Seller shall have executed and delivered the Seller Release to Purchaser at Closing.

(f) Parent or Parent Group shall have received capital markets acceptance of the structure of the Agreement upon terms satisfactory to Parent in its sole and absolute discretion.

(g) No Governmental Authority or Court shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(h) Purchaser shall have completed and be satisfied with its due diligence investigation of the Company, in its sole discretion.

5.2 Seller's Closing Conditions. The obligation of Seller to consummate the transaction provided for herein is subject to the fulfillment, or to Seller's written waiver or extension or modification thereof, on or prior to the specific time provisions set forth below between the date hereof and the Closing Date, of each of the following conditions to Closing:

(a) The representations and warranties of the Purchaser Parties contained in Article 4 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(b) The Purchaser Parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Seller shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Parent and Purchaser confirming that the conditions set forth in Sections 5.1(a) and 5.1(b) have been satisfied.

(d) No Governmental Authority or Court shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

ARTICLE 6.
COVENANTS AND ADDITIONAL AGREEMENTS

6.1 Lock-Up. Seller hereby agrees not to sell or otherwise transfer any shares of Purchaser Stock, Parent Special Stock or Parent Common Stock received by Seller hereunder during the one (1) year period commencing on the issuance date of such Purchaser Stock, Parent Special Stock or Parent Common Stock.

6.2 Further Assurances.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or any Transaction Document, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request).

6.3 Supplement to Disclosure Schedules. From time to time prior to the Closing, the Company and Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a "Schedule Supplement"). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 5.1 have been satisfied; provided, however, that if either Purchaser has the right to, but does not elect to, terminate this Agreement within ten  (10) Business Days of its receipt of such Schedule Supplement, then Purchaser shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 7.1 with respect to such matter.

6.4 Post-Closing Cooperation and Access to Information.

(a) The Parties understand and agree that upon the consummation of the transactions contemplated herein, Purchaser shall own all right, title and interest in and to all formation documents (with amendments), minute books, accounting books, business records, ledgers, files, documents, tax returns, correspondence, lists, plats, specifications, surveys, drawings, reports and other materials (in whatever form or medium) that relate to the Company (the "Books and Records"); provided, however, that Seller will be entitled to retain copies of any materials they deem reasonably necessary for their tax, accounting, legal or other business purposes, subject to a duty to keep such information confidential.

(b) In order to facilitate the resolution of any claims made against or incurred by Seller or the Company  prior to the Closing, for a period of seven (7) years after the Closing, Parent and Purchaser  shall, and shall cause the Company to: (i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing; and (ii) upon reasonable notice, afford Representatives of Seller reasonable access to review, during normal business hours, the books and records of the Company that are (A) directly related to any such claims made against or incurred by Seller prior to the Closing and (B) related to periods prior to the Closing.

(c) In order to facilitate the resolution of any claims made by or against or incurred by Purchaser or the Company after the Closing, for a period of seven (7) years after the Closing, Seller shall: (i) retain the books and records of Seller pertaining to the Company and relating to periods prior to the Closing; and (ii) upon reasonable notice, afford the Representatives of Purchaser reasonable access to review, during normal business hours, the books and records of Seller pertaining to the Company and that are (A) directly related to any such claims made by or against or incurred by Purchaser or the Company after the Closing and (B) related to periods prior to the Closing.

(d) Neither Purchaser nor Seller shall be obligated to provide the other Party with access to any books or records (including personnel files) pursuant to this Section 6.4 where such access would violate any Law.  Nothing herein shall require any Party to disclose any information to the other Parties if such disclosure would jeopardize any attorney-client or other legal privilege.

6.5 Confidentiality

(a) From and after the date hereof and for a period of thirty-six (36) months: (i) Seller shall, and shall cause his Affiliates and Representatives to, maintain in confidence (and not use for any purpose other than in connection with this Agreement and the transactions contemplated hereby) any information, whether written or oral, relating to the Company, Parent, Purchaser or any of their Affiliates (collectively, the "Purchaser Information"); and (ii) Parent and Purchaser shall, and shall cause their Affiliates and Representatives to, maintain in confidence (and not use for any purpose other than in connection with this Agreement and the Transaction contemplated hereby) any information, whether written or oral, relating to Seller or his Affiliates (other than the Company) (collectively, the "Seller Information").

(b) The requirements of each Party contained in Section 6.5(b) shall not apply to the extent that: (i) any such information is or becomes generally available to the public other than (A) in the case of Purchaser Information, as a result of disclosure by Seller, his Affiliates or their Representatives in violation of Section 6.7(b) and (B) in the case of the Seller Information, as a result of disclosure by Parent, Purchaser, or their Affiliates or Representatives in violation of Section 6.5(b); (ii) any such information is required by applicable Law or a Governmental Authority to be disclosed; provided that, to the extent permitted by applicable Law or Governmental Authority, the disclosing party shall (A) give prior notice of such required disclosure to the other parties as soon as practicable, (B) cooperate with the other parties to preserve the confidentiality of such information consistent with the requirements of such applicable Law or Governmental Authority and (C) use reasonable best efforts to limit any such disclosure to the minimum disclosure required; or (iii) any such information was or becomes available to such arty on a non-confidential basis and from a source (other than a Party or any Affiliate or Representative of such Party) that was not bound by a confidentiality obligation (that was known to the disclosing party after reasonable inquiry) with respect to such information at the time of receipt by such source.

(c) From and after the Closing, information relating to the Company or its business shall no longer be considered the confidential information of Seller, and Purchaser, Parent and their Affiliates and Representatives shall not be restricted from disclosing any such information.  The Parties shall instruct their respective Affiliates and Representatives who have received or who have (or have had) access to such Purchaser Information or Seller Information, as applicable, of the obligations, including with respect to confidentiality and use restrictions with respect to such information, set forth in this Section 6.5.

6.6 Restrictive Covenants.

(a) Seller agrees that for a period of two (2) years after the later of to occur: (i) the end of the Earnout Period; or (ii) the termination of Seller's employment with the Company (the "Restricted Period"), Seller will not, directly or indirectly, prepare to engage or engage in competition with the Company with respect to the Business as conducted by the Company as of the Closing Date (a "Competing Business") anywhere in the United States of America or own, acquire an interest in or an option to acquire such interest in, or be, serve, or act as an individual proprietor,  director, officer, employee, partner, agent, stockholder, investor, joint venturer, consultant, lender or in any capacity whatsoever (other than as the holder of an interest of not more than five percent (5%) of the outstanding capital securities of any Person which is publicly traded on a national stock exchange or an over-the-counter market), of or with, any Person engaged in a Competing Business within the United States of America; provided, however, any ownership of Seller, directly or indirectly, in the Parent or its Affiliates shall not be deemed to be a violation of this Agreement.

(b) Seller agrees that during the Restricted Period Seller will not, directly or indirectly: (i) solicit, induce or attempt to induce, or cause any Person who is or was within six (6) months of such solicitation or inducement, an officer, manager or employee of the Company, to leave the employ of the Company or (ii) hire any such Person described in the foregoing clause (i); provided, however, that this Section 6.6(b) does not prohibit any third party search firms, publicly issued or circulated newspaper, mail, radio, internet, television or other forms of general advertising or solicitation that are not directed to such Persons.

(c) Seller agrees that during the Restricted Period Seller will not directly or indirectly, solicit, divert, take away or attempt to solicit, divert or take away, for the benefit of Seller or any other Person, any customers, clients, accounts or suppliers of the Business, except to the extent that: (i) such activities are undertaken on behalf of Purchaser or its Affiliates pursuant to Seller's Employment Agreement: or (ii) such activities are unrelated to, and not competitive with, the Business and which cannot reasonably be expected to adversely affect the relationship or volume of business with such prospective customer, client, account or supplier relating to the Business.

(d) Seller recognizes that the territorial, time and scope limitations set forth in this Section 6.6 are reasonable and are properly required for the protection of Purchaser's legitimate interest in client relationships, goodwill and trade secrets of the Business as conducted and operated as of the Closing Date and purchased hereunder.  If any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Parties agree, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances.  If such partial enforcement is not possible, the provision shall be deemed severed, and the remaining provisions of this Agreement shall remain in full force and effect.

(e) If Seller breaches any of the provisions contained in this Section 6.6, Purchaser shall have the rights and remedies set forth in this Section 6.6, each of which shall be enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Purchaser at Law or in equity.  Seller acknowledges and agrees that in the event of a violation or threatened violation of any of the restrictive covenants set forth in this Section 6.6, neither Purchaser nor any Purchaser Affiliate shall have an adequate remedy at Law and each shall therefore be entitled to seek enforcement each such provision by temporary or permanent injunction or mandatory relief obtained in any court of competent jurisdiction, without the necessity of proving damages, posting any bond or other security, and without prejudice to any other rights and remedies that may be available at Law or in equity.

(f) The covenants and obligations of Seller set forth in this Section 6.6 shall be construed as independent of any other provision herein and of any other agreement or arrangement between Seller and Purchaser, and the existence of any claim or cause of action by Seller against Purchaser, whether based on another provision of this Agreement or a separate agreement, shall not constitute a defense to the enforcement of such covenants or obligations against Seller.

6.7 Non-Disparagement.

(a) Seller agrees that Seller will not, at any time, directly or indirectly, defame or disparage Purchaser or any of its Affiliates, or any of its directors, officers or employees; provided, however, that nothing in this Section 6.7(a) or elsewhere in this Agreement will limit or restrict Seller from: (i) giving truthful testimony or information to a Court or Governmental Authority when required to do so by subpoena, court order, Law, or administrative regulation; (ii) from testifying, assisting, or participating in an Proceeding conducted regarding a charge filed with a Governmental Authority; or (iii) from communicating information to its respective attorneys, accountants, or insurers.

(b) Purchaser and Parent each agrees that it will not, at any time, directly or indirectly, defame or disparage Seller or any of his Affiliates, or any of its directors, officers or employees; provided, however, that nothing in this Section 6.7(b) or elsewhere in this Agreement will limit or restrict Parent or Purchaser from: (i) giving truthful testimony or information to a Court or Governmental Authority when required to do so by subpoena, court order, Law, or administrative regulation; (ii) from testifying, assisting, or participating in an Proceeding conducted regarding a charge filed with a Governmental Authority; or (iii) from communicating information to its respective attorneys, accountants or insurer.

6.8 Parent Protective Provisions.  Seller hereby covenants and agrees that for so long as William P. Dickinson is either the Chief Executive Officer or President of the Company and/or either or both of Seller controls (individually or by contractual election or designation rights) a majority of the Board of Directors (or equivalent body) of the Company, the Company shall not and Seller shall not authorize, approve, consent to or otherwise permit the Company to do or take or enter into any of the actions or transactions set forth on Schedule 6.8, either directly or indirectly by amendment, merger, consolidation or otherwise, without (in addition to any other vote required by applicable Law or the applicable Organizational Documents of the Company) the written consent or affirmative vote of a majority of the disinterested members of the board of directors of the Parent given in writing or by vote at a meeting, consenting or voting (as the case may be), and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

6.9 Parent and Inspira Guarantee.  Each of Parent and Inspira hereby jointly and severally guarantees (the "Guarantee") to Seller the payment and performance of Purchaser's obligations under this Agreement, including: (a) the payment of the Aggregate Purchase Price pursuant to Section 1.2; and (b) the payment of any amount in cash or delivery of any number of shares of Purchaser Stock, Parent Common Stock or Parent Special Stock pursuant to Section 1.3, in each case if and when due.  The Guarantee is one of payment, not collection, and performance and a separate action to enforce the Guarantee may be brought and prosecuted against either or both of Parent and Inspira, irrespective of whether any action is brought against Purchaser or any other Person or whether Purchaser and/or any other Person is joined in any such action.

6.10 Employment Covenants.  From Closing until the conclusion of the Earnout Period (the "Continuation Period"), unless otherwise agreed in writing by Purchaser and Seller and other than with respect to any employees (whose employment relationship will be governed by a written employment agreement), Purchaser shall, or shall cause the Company following the Closing to, use commercially reasonable efforts to provide to each employee of the Company who remains employed by the Company after the Closing Date (each such employee, a "Continuing Employee" and all of such employees, the "Continuing Employees") a rate of base salary or wages, bonus opportunity (or pro rata portion thereof) and other benefits during the Continuation Period (other than equity based or derived compensation, transaction bonuses or severance) that are substantially similar in the aggregate to the rate of base salary or wages, bonus opportunity and other benefits that were provided to such Continuing Employee prior to the Closing.  Notwithstanding any other provision of this Agreement, nothing contained in this Section 6.10 shall: (i) be deemed to be the adoption of, or an amendment to, any employee benefit plan, program, arrangement, contract or practice, or otherwise limit the right of the Company, Purchaser or their respective Affiliates, to amend modify or terminate any employee benefit plan, program, arrangement, contract or practice; (ii) give any third party, including, without limitation, any Continuing Employees, any right to enforce the provisions of this Section 6.10; or (iii) confer upon any current or former employee, officer, director, consultant or other service provider any right to employment or continued employment or continued service with Company, Purchaser, any of their respective Subsidiaries or any of the respective Affiliates of any of the foregoing. For the avoidance of doubt and for accounting purposes, any bonus compensation, accrued or payable to employees of the Company, including Continuing Employees, shall be deemed an expense and factored into the determination of EBITDA for the Earnout Period.

ARTICLE 7.

INDEMNIFICATION

7.1 Indemnification Obligations of Seller.  Subject to the limitations set forth in this Section 7.1, Seller shall indemnify,  hold harmless, defend and bear all costs of defending each of the Purchaser Parties and each their respective Affiliates, officers, directors, employees, agents and representatives (collectively, the "Purchaser Indemnitees") from, against and with respect to any and all Losses arising out of, resulting from, relating to, in the nature of,  caused by or in connection with: (i) any material inaccuracy or breach of any representation or warranty made by the Company or Seller in Article 3 of this Agreement or in any Transaction Document to which the Company is a party; (ii) any material breach or nonfulfillment of any covenant, agreement or obligation of the Company or Seller in this Agreement or in any Transaction Document to which the Company is a party; (iii) any action by any person asserting any ownership interest in or rights to the Company Shares, the Business or to acquire any equity interest of the Company or any subsidiaries of the Company; (iv) any Indebtedness of the Company or any Transaction Expenses outstanding as of the Closing to the extent not deducted from the payments made at Closing pursuant to Section 1.4 hereof; (v) any action arising from or related to any action or inaction of Seller; (vi) any Taxes of the Company related to any periods prior to the Closing Date; or (vii) the matters set forth on Schedule 7.1, if any.

7.2 Indemnification Obligations of Purchaser Parties.  The Purchaser Parties shall, jointly and severally, indemnify and defend Seller and his agents and Representatives (the "Seller Indemnitees") and hold them harmless from and against any and all Losses arising out of, resulting from, relating to, in the nature of or caused by: (i) any material inaccuracy or breach of any representation or warranty made by the Purchaser Parties in this Agreement or in any Transaction Document to which any of the Purchaser Parties is a party; or (ii) any material breach or nonfulfillment of any covenant, agreement or obligation of the Purchaser Parties in this Agreement or in any Transaction Document to which any of the Purchaser Parties is a party.

7.3 Notices; Procedures.

(a) Notice of Claims.  A Party seeking indemnification pursuant to this Article 7 (an "Indemnified Party") shall give prompt written notice to the Party from whom such indemnification is sought (the "Indemnifying Party") of any claim for which it is seeking indemnity under this Section 7.3  (a "Claim" and collectively, "Claims"), but failure to give such notice shall not relieve the Indemnifying Party of any Liability hereunder (except to the extent that the Indemnifying Party has suffered actual prejudice thereby).  Such notice shall describe the nature of the Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, to the extent practicable, of the Losses that the Indemnified Party claims it has sustained or may sustain as a result of the Claim.  Any Claim against an Indemnified Party by a third party, whether or not involving a proceeding, is referred to herein as a "Third Party Claim", and any other Claim against an Indemnified Party is referred to herein as a "Direct Claim".  Any survival period time limitation specified in Section 7.4 shall not apply to a Claim which has been the subject of notice from the Indemnified Party to the Indemnifying Party given in good faith prior to the expiration of such period.

(b) Third Party Claims.

(i) The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, reasonably acceptable to the Indemnified Party and the Indemnified Party shall cooperate in good faith in such defense, so long as: (i) the Indemnifying Party notifies the Indemnified Party in writing within ten (10) days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party  (or by such earlier date as may be necessary under appliable procedural rules in order to file a timely appearance and response) that the Indemnifying Party is assuming the defense of such Third Party claim; (ii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently in good faith and at its own cost and expense; and (iii) the Third Party Claim (A) does not involve injunctive, equitable, or other non-monetary relief against the Indemnified Party, (B) is not one in which the Indemnified Party reasonably determines, after consultation with its counsel, that use of the counsel selected by the Indemnifying Part to represent the Indemnified Party would be reasonably likely to present such counsel with a conflict of interest, (C) does not relate to or otherwise arise in connection with any criminal or regulatory action or any action in respect of Taxes or by any Governmental Entity, and (D) is not one in which an adverse judgment would, in the good faith judgment of the Indemnified Party, likely be materially adverse to the Indemnified Party's business.  Seller shall not be entitled to be indemnified by, or receive contribution from, the Company with respect to any indemnification claims made against Seller hereunder. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.3(b)(ii), it shall have the right to take such action as it deems reasonably necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party.  The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof.  If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.3(b)(ii), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.  The Parties hereto shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.4) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(ii) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.3(b)(ii). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer.  If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.

(c) Direct Claims.  Any Direct Claim by an Indemnified Party will be asserted by giving the Indemnifying Party written notice thereof, which notice shall state the nature of such Direct Claim and Losses in reasonable detail, shall include copies of all material written evidence thereof and indicate the estimated amount of such Losses, if practicable.  The Indemnifying Party will have a period of thirty (30) days within which to respond to such Direct Claim.  If the Indemnifying Party rejects such Direct Claim, or does not respond within such period, the Indemnified Party shall be entitled to pursue any or all remedies as may be available to the Indemnified Party under this Section 7.3(c) or otherwise.

7.4 Survival Period.  The representations and warranties set forth in Article 3 and Article 4 of this Agreement shall survive the Closing and continue in full force and effect for a period of eighteen (18) months; provided, however:  (i) Fundamental Representations shall survive the Closing and continue in full force and effect indefinitely or until the latest date permitted by applicable law; and (ii)  Regulatory Representations shall survive the Closing and continue in full force and effect until the date that is  sixty (60) days after the expiration of the applicable statute of limitations, if any (taking into account any tolling, waiver, mitigation or extension thereof).  All covenants and agreements contained in this Agreement (and in the corresponding covenants and agreements set forth in any of the Transaction Documents) shall survive the Closing and continue in full force and effect for eighteen (18) months after termination of Seller's employment or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for a shorter period, breaches thereof shall survive for said eighteen (18) month period or until the latest date permitted by applicable law. Notwithstanding anything herein to the contrary: (i) if written notice of a claim for indemnification shall have been given in accordance with this Agreement on or prior to the date that is thirty (30) days following the expiration of the applicable survival period specified in this Section 7.4, the representations, warranties, covenants and agreements that are the subject of such claim shall survive (with respect to such claim) until such time as such claim has been fully and finally resolved; and (ii) any claim for indemnification for fraud or intentional misrepresentation shall survive for said eighteen (18) month period or until the latest date permitted by applicable law

7.5 Basket.  Except with respect to Fundamental Representations, an Indemnifying Party shall not be liable to the Indemnified Party pursuant to Section 7.1(i) or Section 7.2(i) as the case may be, until the aggregate monetary amount of Losses exceeds Seventy Five Thousand Dollars ($75,000) (the "Basket") and in such event, the Indemnifying Party shall be liable for all such Losses from the first dollar.

7.6 Indemnity Cap.  The aggregate monetary amount of Losses for which an Indemnifying Party shall be liable pursuant to Section 7.1 or Section 7.2(a), as the case may be shall not exceed the monetary value of the Aggregate Purchase Price.  The limitations set forth in this Section 7.6 shall not apply to claims based on or arising from fraud or intentional misrepresentation

7.7 Materiality Disregarded.  For purposes of this Section 7.7, any and all references to a "Material Adverse Effect" or "material" limitations in this Agreement shall be disregarded solely for purposes of calculating the amount of Losses for such Claim to which an Indemnified Party is entitled under this this Section 7.7 (and not for determining whether any breach of any representation and warranty has occurred).

7.8 Certain Limitations.

(a) An Indemnified Party shall not be entitled to indemnification for Losses in respect of any matter to the extent the same was already taken into account in the calculation of the Consideration in accordance with Section 1.5 or would otherwise result in duplicative recovery.

(b) Payments by an Indemnifying Party pursuant to this Section 7.8 in respect of any Losses shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds received and any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such Claim, in each case net of any deductibles and the reasonable costs and expenses of pursuing such claim and collecting such insurance proceeds.

(c) All Indemnified Parties will use commercially reasonable efforts to mitigate any Losses upon becoming aware of any event or circumstances that would reasonably be expected to, or does, give rise to a Claim, including commercially reasonable efforts to recover all Losses from insurers of such Indemnified Party under applicable insurance policies so as to reduce the amount of any Losses hereunder.

(d) After any indemnification payment is made to any Indemnified Party pursuant to this Section 7.8, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any third party in connection with the Losses to which such payment relates.  Without limiting the generality of the preceding sentence, any Indemnified Party receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights.

(e) Payments by an Indemnifying Party pursuant this Section 7.8 in respect of any Losses shall be reduced by: (i) an amount equal to any Tax benefit realized; and (ii) an amount received by the Indemnified Party as a result of indemnification or recovery of damages from a third party in respect of such Claim, in each case, net of out-of-pocket costs incurred in recovering such proceeds and amounts

(f) Notwithstanding anything herein to the contrary or provided for under any applicable Law, in no event shall any Party be liable to any other Party for any punitive or exemplary damages or any consequential or indirect damages that are not reasonably foreseeable (or actually foreseen by the Indemnifying Party except if, and to the extent, any such damages are paid or payable to a third party as finally determined by a court of competent jurisdiction in respect of any Third-Party Claim for which indemnification hereunder is otherwise required.

7.9 No Right of Set-Off Against Earnout Payments. Purchaser may not set off any amount against the Earnout Cash Consideration. The exercise of any such set-off by Purchaser, whether or not ultimately determined to be justified, will constitute an event of default or breach of this Agreement.

7.10 Exclusive Remedies.  Subject to Section 10.10 (Specific Performance), the Parties acknowledge and agree that, following the Closing, the sole and exclusive remedies of any and all of the Indemnified Parties with respect to any and all claims hereunder or outside of this Agreement relating to any breach of any representation, warranty, covenant, agreement, obligation or undertaking that is contained in this Agreement or contained in any Transaction Document will be pursuant to this Article 7, except for claims in connection with fraud, willful misconduct or intentional misrepresentation.  In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 7.  Nothing in this Article 7 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of fraud or willful breach by any party hereto.

ARTICLE 8.
TAX COVENANTS AND AGREEMENTS

8.1 Tax Matters.

(a) Conduct of Business with respect to Taxes. During the period from the date hereof to the Closing Date:

(i) Neither the Company or its Subsidiaries shall make, revoke or amend any Tax election; change any annual accounting period; adopt or change any method of accounting or reverse of any accruals (except as required by a change in Law or GAAP); file any amended Tax Returns; sign or enter into any closing agreement or settlement agreement with respect to any, or compromise any, claim or assessment of Tax liability; surrender any right to claim a refund, offset or other reduction in liability; consent to any extension or waiver of the limitations period applicable to any claim or assessment, in each case, with respect to Taxes; or act or omit to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Tax liability or decreasing any present or future Tax benefit for the Company, Purchaser or its affiliates; and

(ii) the Company shall: (i) timely file all Tax Returns required to be filed by it and all such Tax Returns shall be prepared in a manner consistent with past practice; (ii) timely pay all Taxes due and payable; and (iii) promptly notify Purchaser of any income, franchise or similar (or other material) Tax claim, investigation or audit pending against or with respect to the Company in respect of any Tax matters (or any significant developments with respect to ongoing Tax matters), including material Tax liabilities and material Tax refund claims.

(b) Tax Returns. The following provisions of this Section 8.1 shall govern the allocation between Purchaser and Seller of responsibility for certain Tax matters involving the Company and its Subsidiaries following the Closing Date. In the event of any conflict between the provisions of this Section 8.1 and any other provision of this Agreement, the provisions of this Section 8.1 shall control.

(i) Pre-Closing Periods. Purchaser shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for the Company.  Seller will timely pay (or cause to be timely paid) all Pre-Closing Taxes (as such term is defined herein) shown as due and owing on all such Tax Returns, other than to the extent that an accrual with respect to such Tax is included as a Current Liability and taken into account for purposes of determining Working Capital.

(ii) Straddle Periods. In the case of any Straddle Period, the amount of any Taxes based on or measured by income, receipts, or payroll of the Company (or its Subsidiaries, as applicable) for the portion of the Straddle Period ending on the Closing Date shall be determined based on a closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of Company (and its Subsidiaries, as applicable) for a Straddle Period that relates to the portion of the Straddle Period ending on the Closing Date shall be deemed to be (x) the amount of such Tax for the entire taxable period, multiplied by (y) a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(iii) Taxes Due on Accounts Receivable.  The Parties agree and acknowledge that Seller is an S Corporation and is a cash basis taxpaying entity.  As a result of the Transaction Documents to be executed by and between the Parties, resulting in Seller being acquired by a Delaware C Corporation, and acknowledging that an S Corporation cannot be owned by a C corporation, the tax accounting of Seller on its financial statements and for tax reporting purposes post-Closing Date will be as an accrual basis taxpayer.  The Parties acknowledge that the Account Receivables of Seller have been accounted for and reported primarily on a cash basis and have been tax treated as such.  To the extent that as of the Closing Date the parties are able to determine the tax due by Seller for this change in accounting method going forward, the Adjustments to Closing Date Payment shall be made as follows:  Seller and Purchase shall share equally any tax liability that is due which shall be charged as such against the Working Capital Target.  To the extent that the Parties are not able to determine the tax due by Seller for this change in accounting method, in that instance the Parties agree that this adjustment shall be made either pursuant to Section 1.5 and Other Post-Closing Adjustments or pursuant to Section 1.6 as the case may be and shall likewise be shared equally by Seller and Purchaser and shall be adjusted as such against the Working Capital Target.

(iv) Cooperation. Purchaser and Seller agree to cooperate fully in connection with the filing of Tax Returns pursuant to this Section 8.1 and, subject in all respects to the provisions of Section 8.2, in connection with any audit, litigation, or other proceeding with respect to Taxes of the Company or its Subsidiaries. Such cooperation shall include the reasonable furnishing or making available during normal business hours of personnel, powers of attorney, and the retention and (upon a Party's request) the provision of records and information that are reasonably relevant to the preparation of any such Tax Return or to any such audit, litigation or other proceeding. Purchaser and Seller shall: (i) retain or cause to be retained all books and records that are in his, her, or its possession with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any Pre-Closing Period or Straddle Period until the expiration of the applicable statute of limitations (and, to the extent notified by Purchaser or Seller, any extension thereof) of the applicable taxable periods, and abide by all record retention agreements entered into with any Governmental Entity; and (ii) give the other Parties reasonable written notice before transferring, destroying, or discarding any such books and records and, if the other Party so requests, Purchaser or Seller, as the case may be, shall allow the other Party to make copies of or, if required by a Governmental Entity's request, to take possession of such books and records.

(v)  Further Assurances. Purchaser and Seller shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement and the Related Document). With respect to any Pre-Closing Period or Straddle Period of the Company or any of its Subsidiaries to which the Partnership Audit Rules apply, the Company and each applicable Subsidiary shall make the election under Section 6226(a) of the Code. Seller shall take, or cause to be taken, any action required in furtherance of such election, including any filings, disclosures and notifications necessary to effectuate such election.

8.2 Transfer Taxes. Purchaser shall pay One Hundred Percent (100%) of the amount of any documentary, stamp, stock transfer, real or personal property transfer or indirect transfer, or similar Tax (any such Tax, a "Transfer Tax") imposed on the Company as a result of the transactions contemplated by this Agreement. Purchaser and Seller shall properly file jointly on a timely basis all necessary Tax Returns, reports, forms and other documentation with respect to any such Transfer Taxes.

8.3 Tax Sharing Agreements. All Tax Sharing Agreements and similar Contracts to which the Company is a party or otherwise with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder. Seller and the Company shall take all actions necessary to terminate such Contracts.

8.4 Refunds. Seller shall be entitled to any refunds received by the Company of Taxes (including any interest paid thereon) for any taxable period ending on or before the Closing Date or allocable to the portion of any Straddle Period ending on the Closing Date paid by the Company prior to the Closing or included as a liability or expense in the calculation of Closing Working Capital or Indebtedness, in each case, unless such refund is included or reflected in the calculation of Closing Working Capital or attributable to the carryback of any loss from a Post-Closing tax period (or portion thereof) to a Pre-Closing Tax period. Purchaser shall pay or forward to Seller the amount of any such cash refunds (including any interest paid thereon) due to Seller promptly after receipt thereof, net of any out-of-pocket costs or expenses (including Taxes) incurred with respect thereto or attributable to the receipt or payment thereof; provided, however, that if a Tax authority subsequently disallows such refund Seller shall promptly pay to Purchaser such disallowed amount (including penalties and interest).

ARTICLE 9.

TERM AND TERMINATION

9.1 Termination.  Except as provided in Section 9.2, this Agreement may be terminated, and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by the mutual written agreement of Purchaser and Seller

(b) by either Purchaser or Seller, if:

(i) the Closing has not occurred by October 31, 2022 (the "Outside Closing Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available (A) to any Party whose willful failure to fulfill any obligation hereunder or other breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date, (B) to Seller if any of the conditions set forth in Section 5.2 that are capable of being satisfied prior to the Closing are not then satisfied unless such failure shall be due to the failure of any of the Purchaser Parties to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing, or (C) to Purchaser if any of the conditions set forth in Section 5.1 that are capable of being satisfied prior to the Closing are not then satisfied unless such failure shall be due to the failure of the Company or Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(ii) there shall be in effect a final non-appealable Order issued by a Governmental Authority preventing consummation of the Transaction contemplated hereby; or

(iii) there shall be any Law enacted, promulgated or issued or deemed applicable to the Transaction contemplated hereby by any Governmental Authority that would make consummation of the Transaction contemplated hereby illegal;

(c) by any of the Purchaser Parties, if none of the Purchaser Parties is in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or Seller and such breach, inaccuracy or failure cannot be cured by the Company or Seller by the Outside Closing Date;

(d) by Seller, if neither Seller nor the Company is in material breach of their obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of any of the Purchaser Parties and such breach, inaccuracy or failure cannot be cured by the Outside Closing Date.

9.2 Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto, or its Affiliates; provided that the provisions of Section 6.6, Article 9, and Article 10 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE 10.
MISCELLANEOUS

10.1 Expenses.  Except as otherwise set forth in this Agreement, Seller shall pay all costs and expenses incurred or to be incurred by the Company and Seller, and the Purchaser Parties shall pay all costs and expenses incurred or to be incurred by the Purchaser Parties, in connection with the negotiation and preparation of this Agreement and in closing and carrying out the Transaction, including all attorneys' fees, accountants' fees and related costs and expenses.

10.2 Attorneys' Fees.  Except as otherwise provided in this Agreement, if any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs incurred in such action or proceeding, in addition to any other relief to which it or they may be entitled.

10.3 Notices.  All notices and other communications under this Agreement shall be in writing and deemed duly given, if delivered: (i) personally by hand or by a nationally recognized overnight courier service, when delivered at the address specified in this Section 10.3; (ii) by United States certified or registered first class mail when delivered at the address specified in this Section 10.3, on the date appearing on the return receipt therefor; or (iii) by electronic mail when such electronic mail is transmitted to the electronic mail address specified in this Section 10.3.  Addresses and electronic mail addresses (unless and until written notice is given of any other address or electronic mail address) for purposes of this Section 10.3 are set forth below:

If to Seller: William P. Dickinson Elizabeth H. Dickinson 1035 Pioneer Way El Cajon, CA 92020 Attention: William P. Dickinson E-mail: Bill@damarplastics.com	If to any of the Purchaser Parties (or the Company after Closing): Inspira Financial Company 3330 Caminito Daniella Del Mar, CA 92014 Attention: Luke Faulstick, CEO E-mail: luke.faulstick@sdpartnersinc.com

If to the Company before the Closing: DaMar Plastics Manufacturing, Inc. 1035 Pioneer Way El Cajon, CA 92020 Attention: William P. Dickinson, President E-mail: Bill@damarplastics.com

10.4 Entire Agreement.  This Agreement, including the initial paragraph and the recitals to this Agreement and all Schedules and Exhibits attached to this Agreement, each of which are made a part of this Agreement by this reference, and the Non-Disclosure Agreement executed by and between Seller and Purchaser dated April 11,2022, constitute the entire understanding of the Parties, supersedes any prior agreements or understandings, written or oral, among the Parties with respect to the subject matter of this Agreement.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the Parties.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

10.5 Amendment and Waiver. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties against whom enforcement is sought.

10.6 No Third Party Beneficiaries.  Except for the Indemnified Parties which are intended third party beneficiaries of Article 7, nothing in this Agreement, whether express or implied, is intended to confer any benefit, right or remedy under or by reason of this Agreement on any Persons other than the Parties and their respective successors and permitted assigns.

10.7 Succession and Assignment.  This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective representatives, successors and permitted assigns. None of the Parties may assign either this Agreement or any of the rights, interests or obligations hereunder without the prior written approval of the other Parties.  No assignment shall relieve the assigning party of any of its obligations hereunder.

10.8 Governing Law, Jurisdiction and Venue; Waiver of Jury Trial.  This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the state of California (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without giving effect to conflict of Law principles thereof.  The Parties hereby submit to the exclusive jurisdiction of, and irrevocably waive any venue objections against, the federal and state courts located in the state of Delaware in connection with any action or proceeding arising out of or relating to this Agreement.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 10.8 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.8 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.9 Severability.  It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

10.10 Specific Performance.  Each Party acknowledges and agrees that the other Party would be damaged irreparably and remedies at Law would be inadequate in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, the Parties agrees that any other Party shall be entitled to an injunction or injunctions (without necessity of posting a bond) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any other state thereof having jurisdiction over the Parties in the matter, in addition to any other remedy (including monetary damages) to which it may be entitled, at Law or in equity.

10.11 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars.  Except as otherwise expressly set forth in this Agreement, any reference in this Agreement to $ shall mean U.S. dollars.

(iii) Exhibits/Schedules.  The Exhibits, Annexes and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits, Annexes and Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule, Annex or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Heading The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Section" are to the corresponding Section of this Agreement unless otherwise specified.

(vi) Herein.  The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Including.  The word "including," or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

10.12 Counterparts; Exchange by Electronic Transmission.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.  The Parties may execute this Agreement, any Transaction Documents and all other agreements, and other documents contemplated hereby and thereby and exchange on the Closing Date counterparts of such documents by means of electronic mail and the Parties agree that the receipt of such executed counterparts shall be binding on such Parties and shall be construed as originals.

ARTICLE 11.
DEFINITIONS

As used in this Agreement, the following terms shall have the respective meanings ascribed to them in this Article 11.

"90-Day VWAP" means the volume-weighted average of prices measured in hundredths of cents of a share of Parent Common Stock on the TSXV (or other principal market on which such shares are then traded) for the previous ninety (90) consecutive trading days or, if Parent Common Stock is not listed at such time, the then fair market value of Parent Common Stock as reasonably determined by the board of directors of Parent acting in good faith.

"Accounts Receivable Reserve" has the meaning set forth in Section 1.6.

"Action" has the meaning set forth in Section 3.7(a).

"Affiliate" means, with respect to a specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person, and without limiting the generality of the foregoing, includes, with respect to the specified Person: (i) any other Person which beneficially owns or holds fifty percent (50%) or more of the outstanding voting securities or other securities convertible into voting securities of the specified Person; (ii) any other Person of which the specified Person beneficially owns or holds fifty percent (50%) or more of the outstanding voting securities or other securities convertible into voting securities; or (iii) with respect to any Person that is an individual, any spouse, parent, sibling, or descendant (by blood or adoption) of such specified Person.  For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by," and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

"Aggregate Adjustment Payment" has the meaning set forth in Section 1.5(e).

"Aggregate Purchase Price" has the meaning set forth in Section 1.3.

"Annual Financial Statements" has the meaning set forth in Section 3.5(a).

"Anti-Bribery Laws" has the meaning set forth in Section 3.28.

"Balance Sheet" has the meaning set forth in Section 3.5(b).

"Balance Sheet Date" has the meaning set forth in Section 3.5(b).

"Basket" has the meaning set forth in Section 7.5.

"Business" has the meaning set forth in the Recitals.

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in the State of New York are authorized or required by Law to be closed for business.

"CARES Funds" has the meaning set forth in Section 3.26(b).

"Cash and Cash Equivalents" means cash, check, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts of the Company. For the avoidance of doubt, Cash shall, without duplication, (i) be reduced by issued but uncleared checks and drafts as of the close of business on the day immediately preceding the Closing Date and by any cash in escrow accounts, custodial cash or cash that is otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash, and (ii) include checks, ACH transactions and other wire transfers and drafts deposited for the account of the Company as of the close of business on the day immediately preceding the Closing Date.

"Claim" has the meaning set forth in Section 7.3(a).

"Closing" has the meaning set forth in Section 2.1.

"Closing Balance Sheet" has the meaning set forth in Section 1.5(a).

"Closing Cash" has the meaning set forth in Section 1.3(a).

"Closing Consideration" has the meaning set forth in Section 1.3(a).

"Closing Date" has the meaning set forth in Section 2.1.

"Closing Date Payment" has the meaning set forth in Section 1.3(a).

"Closing Indebtedness Adjustment" has the meaning set forth in Section 1.5.

"Closing Statement" has the meaning set forth in Section 1.5(a).

"Closing Stock Consideration" has the meaning set forth in Section 1.3(a)(i).

"Closing Working Capital" has the meaning set forth in Section 1.5(c).

"Closing Working Capital Adjustment" has the meaning set forth in Section 1.5(c).

"Code" means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section will be interpreted to include any revision of, or successor to, that section, regardless of how numbered or classified and any applicable regulations.

"Company" has the meaning set forth in the Preamble.

"Company Shares" has the meaning set forth in the Recitals.

"Company Intellectual Property" means all Intellectual Property that is owned by the Company.

"Company IP Registrations" means all Company Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

"Company IT Systems" means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

"Company Products" means products developed, marketed, sold or distributed by or on behalf of the Company.

"Competing Business" has the meaning set forth in Section 6.6(a).

"Continuation Period" has the meaning set forth in Section 6.6(a).

"Continuing Employee" has the meaning set forth in Section 6.6(a).

"Contracts" means any and all contracts, agreements, commitments, valid quotations, purchase orders, indentures, instruments, leases, notes, loan agreements, and other obligations or arrangements of any nature, written or oral.

"Copyright" has the meaning set forth in the definition of Intellectual Property.

"Court" means any court or arbitration tribunal or administrative tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

"COVID-19" has the meaning set forth in Section 3.25.

"Current Assets" means Cash and Cash Equivalents, Accounts Receivable, and prepaid expenses, using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Interim Financial Statements, but excluding Inventory, which as of August 11, 2022 was $554,180).  Notwithstanding anything in this Agreement to the contrary, "Current Assets" shall at all times be calculated in accordance with GAAP.

"Current Liabilities" means the obligations of the Company that are reasonably expected to be settled in cash within one (1) year in the normal course of business and including accounts payable, accrued Taxes, accrued expenses and Transaction Expenses, but excluding payables to any of the Company's Affiliates, directors, employees, or officers using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Interim Financial Statements.  Notwithstanding anything in this Agreement to the contrary, Current Liabilities shall not include any current portion of the Long Term Indebtedness and "Current Liabilities" shall at all times be calculated in accordance with GAAP.

"Direct Claim" has the meaning set forth in Section 7.3(a).

"Disclosure Schedules" and "Schedule" have the meanings set forth in the introductory paragraph of Article 3.

"Downward Adjustment Amount" has the meaning set forth in Section 1.5(e)(ii)).

"Earnout Amount" has the meaning set forth in Section 1.3(b).

"Earnout Cash Consideration" has the meaning set forth in Section 1.3(b).

"Earnout Dispute Notice" has the meaning set forth in Section 1.7(a).

"Earnout Period" means the twelve-month period commencing on March 1, 2023 and ending on February 29, 2024.

"Earnout Statement" has the meaning set forth in Section 1.3(b).

"Earnout Stock Consideration" has the meaning set forth in Section 1.3(b).

"EBITDA" means the net income (calculated in accordance with GAAP) before interest, Taxes, depreciation, amortization of the Company for the Earnout Period.

"Employees" has the meaning set forth in Section 3.13.

"Employee Benefit Plans" means each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) maintained by the Company, and each employment, retention, change of control, termination, severance, separation, consulting, bonus, incentive, equity or equity-based, deferred compensation or other benefit or compensation plan, program, policy or agreement or arrangement of the Company.

"Employment Agreements" mean that certain Employment Agreement(s) attached hereto as Exhibits B-1 and B-2 between the Company and the persons named therein.

"Enforceability Exceptions" means (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a Proceeding in equity or at Law).

"Environmental Law" means any Law concerning pollution or protection of the environment, including any Law relating to emissions, discharges, releases or threatened releases of pollutants (including asbestos, molds, petroleum or its byproducts or derivatives), contaminants or chemical, industrial, hazardous or toxic materials or wastes into the air, surface water, ground water or lands or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, holding, storage, disposal, transport or handling of pollutants (including asbestos, molds, petroleum or its byproducts or derivatives), contaminants or chemical, industrial, hazardous or toxic materials or wastes.

"Environmental Permits" means all permits and other similar authorizations of any Governmental Authorities relating to or required by any Environmental Law.

"Estimated Closing Cash" has the meaning set forth in Section 1.4(a)(ii).

"Estimated Indebtedness" has the meaning set forth in Section 1.4(a).

"Estimated Working Capital" has the meaning set forth in Section 1.4(a).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Excess EBIDTA" means that amount of the Company's EBITDA earned during the Earnout Period that exceeds $625,000.

"Export Control Laws" means all United States Laws applicable to the export and re-export of goods, technology and services, including, without limitation, the Export Administration Regulations (15 CFR Parts 730 - 799), the International Traffic in Arms Regulations (22 CFR Parts 120 - 130), and the regulations issued by the Office of Foreign Assets Control, U.S. Department of the Treasury (31 CFR Parts 500 - 597).

"Fair Market Value" means, with respect to any asset, the price which could be negotiated between a willing seller and a willing and able buyer, in an arm's-length, free market transaction, for cash, occurring on the date of valuation, taking into account all relevant factors determinative of value, as reasonably determined in good faith.

"FDA" shall mean the United States Food and Drug Administration and any successor agency thereto.

"Final Earnout Amount" has the meaning set forth in Section 1.7(d).

"Final Indebtedness" has the meaning set forth in Section 1.5(d).

"Financial Statement" has the meaning set forth in Section 3.5(a).

"Fundamental Representations" means the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.19 and 3.21.

"GAAP" means United States generally accepted accounting principles in effect from time to time.

"Government Contract" means any prime contract, subcontract, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, between the Company, on the one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above, on the other hand.  A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

"Governmental Authority" means any federal, provincial, state, local, municipal or foreign entity, government or any political subdivision or other executive, legislative, administrative, judicial or other governmental department, commission, court, arbitrator, board, bureau or agency and any quasi-governmental body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority over the applicable Person.

"Gross Revenue" means, for the Earnout Period, the aggregate amount of gross revenue of the Company, as determined on a cash basis accordance with GAAP.

"Hazardous Substance" means any pollutant, contaminant, or any toxic, radioactive, ignitable, corrosive, reactive substance, waste or material, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

"Indebtedness" with respect to any Person means, without duplication: (i) indebtedness of such Person for borrowed money or amounts payable under debt or like instruments, including outstanding promissory notes or letter of credit facilities and any principal, interest, overdrafts, premiums, make whole premiums or payments, fees and prepayment, termination and other penalties and expenses with respect to the foregoing; (ii) obligations of such Person issued or assumed as the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital and current trade payables incurred in the Ordinary Course of Business); (iii) guarantees, whether direct or indirect, by such Person of indebtedness of any other Person with respect to borrowed money, notes payable or amounts outstanding under letter of credit facilities; (iv) capital lease obligations that have or should have been capitalized in accordance with GAAP; (v) obligations under any interest rate, currency swap or other hedging agreement or arrangement; and (vi) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (i) through (vi).

"Indemnified Party" has the meaning set forth in Section 7.3.

"Indemnifying Parties" has the meaning set forth in Section 7.3.

"Indemnity Cap" has the meaning set forth in Section 7.6.

"Inspira" has the meaning set forth in the Preamble.

"Interim Balance Sheet" has the meaning set forth in Section 3.5(b).

"Interim Balance Sheet Date" has the meaning set forth in Section 3.5(b).

"Independent Accountant" means RSM US LLP, located at 3430 Carmel Mountain Road, Suite 200, San Diego, CA 92121, Telephone: (619) 281-7764).

"Intellectual Property" means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (i) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) ("Patents"); (ii) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing ("Trademarks"); (iii) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing ("Copyrights"); (iv) internet domain names and social media account or user names (including "handles"), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (v) mask works, and all registrations, applications for registration, and renewals thereof; (vi) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (vii) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein ("Trade Secrets"); and (viii) all other intellectual or industrial property and proprietary rights.

"Inventories" and "Inventory" means all inventories related to the Business, including, without limitation, raw materials, work-in-process, finished goods, manufactured, purchased and replacement parts maintained, held or stored by or for the Company.

"Inventory Valuation Method" means FIRST IN, FIRST OUT.

"Knowledge of the Company" or any other similar knowledge qualification, means the actual knowledge of Seller or of any officer or director of the Company after due inquiry.

"Knowledge of Seller" or any other similar knowledge qualification, means the actual knowledge of Seller and constructive knowledge, which means knowledge that an ordinary person would have after making reasonable inquiry and exercising prudence of a reasonable manner in the same or similar circumstances.

"Law" means any federal, state, local, municipal, foreign, international, multinational law or any constitution, statute, treaty, code, ordinance, principle of common law or other law (including any rule, regulation, plan, injunction, judgment, order, decree, ruling or charge thereunder or related thereto).

"Lease" has the meaning set forth in Section 3.14(a)(vii).

"Leased Real Property" has the meaning set forth in Section 3.8(b).

"Liability" means any liability or Indebtedness of any kind, character or description (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether disputed or undisputed, whether secured or unsecured, whether joint or several, whether vested or unvested, whether liquidated or unliquidated, whether due or to become due, or whether executory, determined, determinable, or otherwise).

"Lien" or "Liens" means any charge, claim, equitable interest, community or other material property interest, security interest, conditional sale agreement, mortgage, indenture, deed of trust, security agreement, pledge, hypothecation, option, restriction, encroachment, easement, servitude, right of first refusal, condition or other lien, encumbrance or defect of title of any kind or nature.

"Long Term Indebtedness" means long-term debt, capital lease obligations, deferred income taxes calculated on a basis consistent with the preparation of the Financial Statements, amounts due to any Affiliates of the Company or Seller, amounts due pursuant to any deferred compensation agreements or long-term incentive plans and the amount of any guarantees of Indebtedness as of the Closing Date.

"Losses" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

"Material Adverse Effect" means any effect or change that would likely be materially adverse to the business, operations, condition (financial or otherwise), operating results or assets of the Company or the Business or the Parent Group, as applicable; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the other Party; (vi) any matter of which Purchaser or Parent is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the Transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ix) any natural or man-made disaster or acts of God; (x) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (xi) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

"Material Contract" has the meaning set forth in Section 3.14.

"Material Customers" has the meaning set forth in Section 3.20(a).

"Material Suppliers" has the meaning set forth in Section 3.20(a).

"Most Recent Financial Statement" has the meaning set forth in Section 3.5(a).

"OFAC" has the meaning set forth in Section 3.27.

"OFAC Regulations" has the meaning set forth in Section 3.27.

"Order" means any judgment, injunction, award, decision, decree, ruling, verdict, writ or order of any nature of any Court or Governmental Authority.

"Ordinary Course of Business" means, with respect to the Company or the Parent, as applicable, any action taken by, or the conduct of, the Party that is consistent with the past practices of such Party in timing, frequency and amount and otherwise taken in the ordinary course of the normal day-to-day operations of such Party.

"Organizational Documents" means: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the limited liability company agreement, operating agreement and the certificate of organization of a limited liability company; (v) the trust agreement and any documents that govern the formation of a trust; (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (vi) any amendment to any of the foregoing.

"Outside Closing Date" has the meaning set forth in Section 9.1(b)(i).

"Parent" has the meaning set forth in the Preamble.

"Parent Common Stock" means the common shares of the Parent, which are listed on the TSXV under the symbol "SGMD".

"Parent Group" means the Parent and the Parent Subsidiaries.

"Parent Special Stock" means the Class "A" common shares of Parent with such rights, privileges, restrictions and conditions set forth on Exhibit A hereto.

"Parent Subsidiaries" means, collectively, the subsidiaries of the Parent as listed under Schedule 5.2.

"Party" or "Parties" has the meaning set forth in the Preamble.

"Patent" has the meaning set forth in the definition of Intellectual Property.

"Permit" or "Permits" means all permits, licenses, franchises, registrations, consents and other authorizations or approvals obtained from a Governmental Authority.

"Permitted Indebtedness" means the Indebtedness of the Company in the aggregate amount of $0.

"Permitted Liens" means (i) statutory Liens for current Taxes, assessments or other governmental charges not yet due and payable or being contested in good faith by appropriate Proceedings, (ii) mechanics', carriers', workers', repairers' and other similar Liens arising or incurred in the Ordinary Course of Business for obligations that are not overdue or are being contested in good faith by appropriate Proceedings, (iii) zoning entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any Leased Real Property which are not violated by the current use and operation of such Leased Real Property and do not adversely affect in any material respect the value or cost of operation of such Leased Real Property, (iv) encumbrances of record (excluding any Lien that secures Indebtedness or that can be discharged by the payment of a liquidated amount prior to, at, or after the Closing Date) affecting title to but not adversely affecting in any material respect the value or cost of operation of, or the current occupancy or use of, any Leased Real Property, (v) pledges or deposits made in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other types of social security, and (vi) deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business.

"Person" means an individual, a corporation, a partnership, a limited liability company, an association, a joint venture, a Governmental Authority, a trust or any other entity or organization.

"PPP" has the meaning set forth in the Section 3.26(c).

"PPP Laws and Rules" means (i) the CARES Act, the Paycheck Protection Program and Health Care Enhancement Act, and any other Laws, and (ii) all, rules, regulations, guidelines (including "frequently asked questions" published by the U.S. Small Business Administration (the "SBA")) or directives issued by the SBA, the U.S Treasury Department, the U.S. Internal Revenue Service or any other governmental entity, in each case, in connection with, relating to, implementing or modifying the Paycheck Protection Program.

"PPP Loan" means those certain Promissory Notes issued by California Bank and Trust in favor of the Company in the amount of $197,200.00 dated January 7, 2021 and in the amount of  $207,637.00 dated March 17, 2021.

"Post-Closing Tax Period" means any taxable period beginning on the Closing Date as of the effective time of Closing and ending after the Closing.

"Pre-Closing Tax Period" means any taxable period beginning before the Closing Date and ending on the Closing Date as of the effective time of Closing.

"Pre-Closing Taxes" means, without duplication, (i) any and all Taxes of or imposed on the Company or any of its Subsidiaries for any and all Pre-Closing Periods, (ii) any and all Taxes of or imposed on the Company or any of its Subsidiaries for any and all portions of Straddle Periods ending on the Closing Date (determined in accordance with Section 8.1 hereof), (iii) any and all Taxes of an "affiliated group" (as defined in Section 1504 of the Code) (or affiliated, consolidated, unitary, combined or similar group under applicable Law) of which the Company  or any of its Subsidiaries (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or foreign Law), (iv) any and all Taxes of or imposed on the Company or any of its Subsidiaries as a result of transferee, successor or similar liability (including bulk transfer or similar laws) or pursuant to any Law or otherwise, which Taxes relate to an event or transaction (including transactions contemplated by this Agreement) occurring on or before the Closing Date, (v) any Taxes attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation of Seller under this Agreement, (vi) any and all Transfer Taxes required to be paid by Seller pursuant to Section 8.2 hereof, (vii) any applicable withholding Taxes not deducted and withheld by the Purchaser Parties, (viii) any and all amounts required to be paid by the Company pursuant to any Tax Sharing Agreement that the Company was a party on the Closing Date and (ix) any reasonable accountant and attorneys' fees, costs and other out-of-pocket expenses incurred by Purchaser or its Affiliates (including the Company) with respect to any of the foregoing or with respect to filing, preparing, or defending any Tax Return for a Pre-Closing Period.

"Proceeding" means any legal, judicial, administrative, arbitral or other proceedings (including disciplinary proceedings, and any civil, criminal, administrative, investigative or appellate action or proceeding), claims, counterclaims, suits, actions, litigation, mediation, investigation, hearing, examination, audit, or inquiry, whether public or private, or governmental or regulatory investigations of any nature, commenced, brought, conducted or heard by or before, or otherwise involving, any Court or other Governmental Authority or any arbitrator or arbitration panel.

"Products" means the products of the Business currently or previously sold.

"Purchaser" has the meaning set forth in the Preamble.

"Purchaser Indemnitees" has the meaning set forth in Section 7.1.

"Purchaser Information" has the meaning set forth in Section 6.5(a).

"Purchaser Parties" has the meaning set forth in the Preamble.

"Purchaser Stock" means the common stock of Purchaser.

"Regulatory Representations" means the representations and warranties set forth in Sections 3.9, 3.16 and 3.17.

"Representative" means, with respect to any Person, any and all directors, managers, managing members, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"Restricted Period" the meaning set forth in the Section 6.6(a).

"Restrictive Covenant Agreement" means that certain Restrictive Covenant Agreement between the Company and each of the persons named therein Exhibit C.

"Review Period" has the meaning set forth in Section 1.6(a).

"SEC" means the United States Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Seller" has the meaning set forth in the Preamble.

"Seller Indemnitees" has the meaning set forth in Section 7.2.

"Seller Information" has the meaning set forth in Section 6.5(a).

"Seller Objection Notice" has the meaning set forth in Section 1.5(b).

"Seller Parties" has the meaning set forth in the Preamble.

"Seller Release" has the meaning set forth in Section 2.2(e);

"Seller Wire Instructions" means the wire instructions set forth on Annex 1 which may be amended by Seller at any time without consent of Purchaser or Parent on or prior to the Closing Date.

"Straddle Period" means any taxable year or period beginning on or before and ending after the Closing Date.

"Subsidiary" or "Subsidiaries" means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation); and the term "Subsidiary" shall include all Subsidiaries of such Subsidiary.

"Tax" or "Taxes" means all federal, state, local or foreign income, gross receipts, license, employment, payroll, withholding, Social Security (or similar), unemployment, severance, premium, disability, excise, value added, accumulated earnings, windfall profit, net worth, alternative or add-on minimum, estimated, sales, use, transfer, escheat, unclaimed property, registration, real property, stamp, environmental, personal property, use and occupancy, business and occupation, maritime, mercantile, tariff, custom, duty, capital stock, franchise, gift or estate and all other taxes, fees, assessments, levies, tariffs, charges or duties of any kind, character, nature or description, including any interest, penalties or additions thereto.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third Party Claim" has the meaning set forth in Section 7.3.

"Trademark" has the meaning set forth in the definition of Intellectual Property.

"Trade Secret" has the meaning set forth in the definition of Intellectual Property.

"Transactions" means the transactions contemplated by this Agreement and the Transaction Documents.

"Transaction Document" means any agreement, certificate, instrument or other document to be delivered pursuant to this Agreement or in connection with the Transaction.

"Transaction Expenses" means, with respect to the Company, all expenses, fees or charges incurred by the Company, Seller or any of their respective Affiliates, or otherwise to the extent billed to, or payable by the Company, in connection with the preparation, negotiation, execution and delivery of this Agreement, the Transaction Documents or the transactions contemplated hereby, including without limitation all attorneys', accountants', consultants', professionals', investment bankers' and other advisors' fees and expenses, that have not been paid in full in cash as of the Closing. Without limiting the foregoing, Transaction Expenses include, without duplication, to the extent not being paid in full in cash as of the Closing: (i) any payments anticipated to be made as a brokerage or finders' fee, agents' commission or any similar charge in connection with the transactions contemplated hereby; (iii) any unpaid stay-bonus, transaction completion, severance, separation termination, change-of-control bonus or other similar payment to be made to the Company's current or former employees, consultants or other service providers of the Company by the Company before or after Closing arising (either alone or in combination with any other event prior to the Closing) as a result of the transactions contemplated hereby pursuant to any contract, plan, program, policy, agreement or arrangement that is adopted, approved, promised, agreed to, implemented or established by the Company prior to or at the Closing; and (iv) all Transaction Payroll Taxes.

"Transaction Payroll Taxes" means the employer portion of payroll or employment Taxes incurred in connection with any bonuses, option cash-outs or cash converted awards or other compensatory payments made in connection with the Transaction, whether payable by Purchaser or the Company and regardless of when paid or accrued.

"Transfer Tax" has the meaning set forth in Section 8.2.

"TSXV" means the TSX Venture Exchange.

"TSXV Approval" means the approval by the TSXV of: (i) this Agreement and the Transaction, and (ii) the listing of the Parent Common Stock issued in connection with this Agreement and the Transaction.

"Uncollected Accounts Receivable" has the meaning set forth in Section 1.6(a).

"Unresolved Dispute" has the meaning set forth in Section 1.7(b).

"Unresolved Objection" has the meaning set forth in Section 1.5(b).

"Upward Adjustment Amount" has the meaning set forth in Section 1.5(e)(i).

"Working Capital" means the amount of Current Assets of the Company less Current Liabilities of the Company.

"Working Capital Target" means $425,000, of which a minimum of $135,000.00 shall be in cash.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY: DAMAR PLASTICS MANUFACTURING, INC., a California corporation By: /s/ William P. Dickinson Name: William P. Dickinson Its: President	PURCHASER AND PURCHASER PARTIES: PURCHASER: DAMAR ACQUISITION COMPANY, a Delaware corporation By: /s/ Luke Faulstick Name: Luke Faulstick Its: Authorized Signatory
SELLER: /s/ William P. Dickinson William P. Dickinson /s/ Elizabeth H. Dickinson Elizabeth H. Dickinson	INSPIRA: INSPIRA FINANCIAL COMPANY, a Washington corporation By: Les Cross Name: CEO Its: Authorized Signatory
PARENT: SALONA GLOBAL MEDICAL DEVICE CORPORATION, a Province of British Columbia corporation By: /s/ Luke Faulstick Name: Luke Faulstick Its: Chief Executive Officer